Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

THE MAJESTIC STAR CASINO, LLC

AND CERTAIN OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO,

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders,

and

WELLS FARGO CAPITAL FINANCE, INC.,

as the Arranger and Administrative Agent

Dated as of December 1, 2011

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of December 1, 2011, by and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, INC., a California corporation, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, THE MAJESTIC STAR CASINO, LLC, an Indiana limited liability company (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as “Borrowers”).

WITNESSETH:

WHEREAS on November 23, 2009 certain of Borrowers, Guarantors and certain of their Affiliates (such Borrowers, Guarantors and Affiliates are sometimes collectively referred to herein as the “Debtors” and individually as a “Debtor”) commenced Chapter 11 Case Nos. 09-14135, 09-14136, 09-14137, 09-14139, 09-14140, 09-14141, 09-14142 and 09-14143, as administratively consolidated and jointly administered at Chapter 11 Case No. 09-14136 (KG) (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”) by filing separate voluntary petitions for reorganization under the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, certain of the Debtors entered into that certain Loan and Security Agreement, dated as of October 7, 2003 (as amended, restated, modified or supplemented prior to the date hereof, the “Existing Loan Agreement”), among the Debtors signatory thereto, Existing Agent, and the lenders from time to time signatory thereto, pursuant to which immediately prior to the effectiveness of this Agreement, Borrowers have outstanding loans and obligations owing to the Lenders (as defined in the Existing Loan Agreement) in an aggregate principal amount of $58,000,000 (the “Existing Loan Obligations”);

WHEREAS, by order, dated as of March 10, 2011, the Bankruptcy Court confirmed that certain Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, dated March 7, 2011 (as amended or supplemented, the “Plan of Reorganization”), in accordance with §1129 of the Bankruptcy Code;

WHEREAS, the Loan Parties have requested that the Lenders (as defined in the Existing Loan Agreement) and Agent amend and restate the Existing Loan Agreement in its entirety as set forth herein and waive any “Default” or “Event of Default” (each as defined in the Existing Loan Agreement) existing immediately prior to the effectiveness of this Agreement;

WHEREAS, each Loan Party acknowledges and agrees that the security interests granted to Agent pursuant to the Loan Documents (as defined in the Existing Loan Agreement) shall remain outstanding and in full force and effect in accordance with the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement), as modified herein and in the other Loan Documents, and shall continue to secure the Obligations (as defined herein);

WHEREAS, each Loan Party and the Lenders acknowledge and confirm that (i) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Existing Loan Agreement) arising in connection with the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement); (ii) the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement) and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Obligations (as defined in the Existing Loan Agreement) under the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement) as amended, restated, renewed, extended, consolidated or modified hereunder and under the other Loan Documents, together with all other Obligations hereunder; (iii) all Liens evidenced by the Loan Documents (as defined in the Existing Loan Agreement) are hereby ratified, confirmed and continued as modified, amended or restated under the Loan Documents; and (iv) this Agreement is intended to restate, renew, extend, consolidate, amend and modify the Existing Loan Agreement in its entirety;

WHEREAS, the Loan Parties, Agent and the Lenders intend that (i) the provisions of the Existing Loan Agreement and the other Loan Documents (as defined in the Existing Loan Agreement), to the extent restated, renewed, extended, consolidated, amended or modified hereby and by the other Loan Documents, be hereby superseded and replaced by the provisions hereof and of the other Loan Documents; and (ii) by entering into and performing their respective obligations hereunder, this transaction shall not constitute a novation and shall in no way adversely affect or impair the priority of Liens granted by the Loan Documents (as defined in the Existing Loan Agreement); and

WHEREAS, Agent’s and the Lenders’ willingness to continue to extend financial accommodations to Borrowers, and to administer each Loan Party’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, (i) the Existing Loan Agreement is hereby amended and restated in its entirety in the form of this Agreement and (ii) the Lenders are willing to extend such loans to Borrowers and the Issuing Lender is willing to issue letters of credit for the account of Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means any account (as that term is defined in the Code) or Receivable, and in each case any and all Supporting Obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, Chattel Paper, or a General Intangible.

“Accounting Change” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC (or any successors to the foregoing or any agency with similar functions).

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Additional Documents” has the meaning set forth in Section 4.4(c).

“Administrative Borrower” has the meaning set forth in Section 17.10.

“Advances” means advances made to Borrowers pursuant to the provisions of Section 2.1.

“Affiliate” means, as applied to any specified Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

“Agent” means WFCF, in its capacity as arranger and administrative agent hereunder, and any successor thereto.

“Agent Advances” has the meaning set forth in Section 2.3(e)(i).

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Gaming Laws” has the meaning set forth in Section 9.1.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, an amount equal to 0.50%.

“Asset Sale” means any (a) direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition, other than in the ordinary course of business, of any assets of Parent or any of its Subsidiaries, (b) direct or indirect sale, assignment, transfer, lease, conveyance or other disposition of a Vessel, a material trademark owned by Parent or any of its Subsidiaries, or any Real Property on which a Casino is located, (c) direct or indirect issuance or sale of any capital Stock of any Subsidiary of Parent to any Person, or (d) Event of Loss with respect to any assets of Parent or any of its Subsidiaries. For purposes of this definition, (i) any series of transactions that are part of a common plan shall be deemed a single Asset Sale, (ii) the term “Asset Sale” shall not include any transaction or series of transactions (other than transactions in respect of a Vessel, a material trademark owned by Parent or any of its Subsidiaries, or any Real Property on which a Casino is located (excluding any Real Property adjacent to a Casino which does not contain the Casino)) that have a fair market value (or result in gross proceeds) of less than $1,000,000, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sales pursuant to this clause (ii) exceed $5,000,000, (iii) any merger, consolidation or sale of all or substantially all of the assets of Parent and its Subsidiaries that is governed by and complies with either Section 7.3(a) or (c) shall not constitute an Asset Sale, (iv) the conveyance, sale, transfer, assignment or other disposition of inventory and other assets acquired and held for resale in the ordinary course of business, consistent with past practices of Parent and its Subsidiaries shall not constitute an Asset Sale, (v) the sale or disposition by Parent or any of its Subsidiaries of damaged, worn out or other obsolete personal property, or abandonment of intellectual property, in the ordinary course of business shall not constitute an Asset Sale so long as such property is no longer necessary for the proper conduct of Parent’s business or the business of such Subsidiary, as applicable, (vi) any non-exclusive license or sublicense of patents, trademarks, copyrights and other intellectual property entered into in the ordinary course of business consistent with past practices shall not constitute an Asset Sale, (vii) the use, transfer or liquidation of Cash Equivalents shall not constitute an Asset Sale, (viii) a transfer of assets consummated solely between one or more Loan Parties (other than Holdings), including an issuance of Stock by a Loan Party to another Loan Party (subject to a pledge of any Stock issued by Borrowers or their Subsidiaries in accordance with the terms of the Loan Documents), shall not be deemed to be an Asset Sale, (ix) any Investment that is not prohibited by Section 7.12 will not be deemed to be an Asset Sale, (x) the granting of Permitted Liens shall not constitute an Asset Sale, (xi) the sale, write-off or discount in the ordinary course of business, in each case without recourse, of past due Accounts arising in the ordinary course of business shall not constitute an Asset Sale, (xii) the contemporaneous exchange or trade-in of equipment or inventory by Parent or any of its Subsidiaries for other equipment or inventory shall not constitute an Asset Sale so long as the Parent or such Subsidiary effecting such exchange or trade-in receives at least substantially equivalent value in exchange or as trade-in for the property disposed of and (xiii) the transfer of the Excess Land from the Loan Parties to the Liquidating Trust pursuant to the Land Transfer Transaction shall not constitute an Asset Sale.

“Assignee” has the meaning set forth in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and reserves established pursuant to Section 2.1(b)).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement): (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards (including so-called “procurement cards” or “P-cards”) and stored value cards, (e) ACH Transactions, (f) cash management services (including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network and other cash management arrangements), or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations (contingent or otherwise), fees, and expenses owing by a Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all amounts that Agent or any member of the Lender Group is obligated to pay to a Bank Product Provider as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries and (c) any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Bank Product Providers.

“Bank Product Provider” means Wells Fargo or any other Lender, or any of their respective Affiliates (including WFCF).

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $1,000,000 or such greater amount mutually agreed to between Administrative Borrower and Agent and (b) the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure in respect of then extant Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

“Base Rate” means the greatest of (a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate, (b) the Federal Funds Rate plus  1/2% and (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point.

“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means 3.50%.

“BCG” means Barden Colorado Gaming, LLC, a Colorado limited liability company.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BMG” means Barden Mississippi Gaming, LLC, a Mississippi limited liability company.

“Board of Directors” means, for any applicable Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means all of Administrative Borrower’s and its Subsidiaries’ now owned or hereafter acquired books, records (including all of their Records indicating, summarizing, or evidencing their assets (including the Collateral) or liabilities, all of Administrative Borrower’s and its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information), ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrower Collateral” means all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its commercial tort claims including, without limitation, the commercial tort claims set forth more particularly on Schedule 5.7(d),

(d) all of its Deposit Accounts,

(e) all of its Documents,

(f) all of its Equipment and Fixtures,

(g) all of its General Intangibles, including, without limitation, (i) all interests (as beneficiary or otherwise) in the Liquidating Trust and (ii) all rights to the economic value of, and to receive the proceeds of any future disposition of Gaming Licenses, Liquor Licenses, and other licenses and permits,

(h) all of its Goods,

(i) all of its insurance policies covering any or all of the Borrower Collateral (regardless of whether the Agent is the loss payee thereof) and any key man life insurance policies,

(j) all of its Inventory,

(k) all of its Investment Property (including all of its securities and Securities Accounts),

(l) all of its Negotiable Collateral,

(m) all of its Receivables and Receivables Records,

(n) all of its Sale Proceeds,

(o) all of its Supporting Obligations,

(p) money, currency, Cash Equivalents of each Borrower and other assets of such Borrower which now or hereafter come into the possession, custody, or control of any member of the Lender Group,

(q) all of its ships, boats, barges and vessels (whether under construction or completed), including the Tunica Vessel and the Majestic Star Vessel, and any and all masts, bowsprints, boilers, engines, sails, fittings, anchors, cables, chains, riggings, tackle, apparel, capstans, outfits, gear, appliances, fittings and spare and replacement parts and other appurtenances, accessories and additions, improvements and replacements thereto, whether on board or not on board, in or to any ship, boat, barge or vessel, and all stones, wood, steel and other materials used or to be used in the building, construction, repair, renovation, refurbishment or otherwise with respect to improvements or ships, boats, barges or vessels,

(r) to the extent not otherwise included above, all of its other personal property of any kind and all Books and Records and Supporting Obligations relating to any of the foregoing, and

(s) the proceeds, accessions, rents, profits and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, dividends, payments or distributions made with respect to any Investment Property, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Supporting Obligations, money, other tangible or intangible property or whatever else resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing (whether voluntary or involuntary), the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (including, without limiting the foregoing, whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Borrower or Agent from time to time with respect to any of the Investment Property).

The foregoing to the contrary notwithstanding, “Borrower Collateral” shall not include Excluded Assets.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Agent Advance, in each case, to Administrative Borrower.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Cage Cash” means cash on hand at a Casino.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided that the term “Capital Expenditures” shall not include, without duplication, (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (i) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment to the extent financed with the proceeds of Asset Sales that are not required to be applied to prepay Loans pursuant to Section 2.2(b), (d) expenditures that are accounted for as capital expenditures by Borrowers or any Subsidiary and that actually are paid for by a Person other than Borrowers or any Subsidiary and for which none of Borrowers or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (e) the book value of any asset owned by Borrowers or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (f) any capitalized Interest Expense reflected as additions to property, plant or equipment in the consolidated balance sheet of Borrowers and their Subsidiaries, (g) expenditures financed with the proceeds of contributions to the Stock of Holdings which is contributed to one or more of the Borrowers or their Subsidiaries, (h) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of Parent and its Subsidiaries, (i) expenditures financed with the proceeds of the issuance of Indebtedness (other than proceeds of any Advances) permitted under this Agreement and the other Loan Documents, (j) any amounts capitalized in accordance with GAAP for labor expenditures incurred in connection with capital expenditures, (k) transfers of equipment between one or more Loan Parties or (l) capital expenditures provided for or permitted under the Gary Indiana Settlement to the extent such capital expenditures (A) are made from the Lakefront Development Account (as defined in the Gary Indiana Settlement), (B) have been reimbursed by the City of Gary, Indiana pursuant to the Gary Indiana Settlement or (C) are required to be made under the Gary Indiana Settlement.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 1 year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above or (ii) any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Casino” means a gaming establishment owned by any Borrower or any Subsidiary and any hotel, building, restaurant, theater, amusement park, other entertainment facility, parking facilities, retail shops, land, equipment, and other properties and assets directly ancillary thereto and used or to be used in connection therewith.

“Change of Control” means (a) Parent ceases to own and control, directly or indirectly, 100% of the outstanding Stock of each Borrower, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Holdings having the right to vote for the election of members of the Board of Directors (or equivalent governing body) of Holdings, (c) a “change of control” (as that term is defined in the Indenture as in effect on the Closing Date) has occurred, or (d) Holdings ceases to own and control, beneficially, directly, and of record 100% of the outstanding Stock of Parent. For the avoidance of doubt, no Change of Control shall be deemed to have occurred solely by virtue of the consummation of the transactions contemplated by the Chapter 11 Cases or the Plan of Reorganization.

“Chapter 11 Case” and “Chapter 11 Cases” have the respective meaning set forth in the recitals to this Agreement.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Closing Date” means the date which this Agreement is dated.

“Closing Date Business Plan” means the set of Projections of Borrowers, dated as of November 10, 2011 for the fiscal years ending 2012, 2013 and 2014 (on a year by year basis, and for the 2012 fiscal year, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any of the Loan Documents (and shall not include the Excluded Assets).

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Administrative Borrower’s or its Subsidiaries’ Books, Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Colorado Mortgage” means the amended and restated Mortgage, dated as of the date hereof, executed by BCG in favor of Agent encumbering the Real Property of BCG located in the state of Colorado.

“Commercial Tort Claim Assignments” has the meaning set forth in Section 4.4(b).

“Competitor” shall mean any Person who is (a) a competitor of the Parent, any Borrower or any Subsidiary thereof and whose primary business activity as of the time of initial purchase of any Advances or Revolver Commitments hereunder is the ownership and control and/or operation of one or more gaming establishments within a 100-mile radius of a Casino (or who otherwise at the time of such Person’s acquisition of any Advances or Revolver Commitments hereunder Controls any Person described above) and (b) identified in writing by the Administrative Borrower to the Agent on or before such Person’s initial purchase of any Advances or Revolver Commitments hereunder; provided that in no event shall any Permitted Holder be deemed a “Competitor” hereunder. For purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.8(a) of this Agreement.

“Confirmation Order” means that certain order confirming the Plan of Reorganization pursuant to applicable sections of the Bankruptcy Code entered by the Bankruptcy Court on March 10, 2011.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the Administrative Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or a bank (with respect to a Deposit Account).

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debtor” and “Debtors” have the respective meaning set forth in the recitals to this Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement on the date that it is required to do so under this Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a L/C Disbursement), (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning ascribed thereto on Schedule D-1.

“Disbursement Letter” means an instructional letter executed and delivered by Administrative Borrower to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Agent.

“Disqualified Capital Stock” means any Stock that (a) either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or (b) is convertible into or exchangeable at the option of the issuer thereof or any other Person for debt securities.

“Documents” means all “documents” as defined in the Code.

“Dollars” or “$” means United States dollars.

“EBITDA” means, with respect to any time within which it is measured Parent and its Subsidiaries’ consolidated net earnings (or loss) for such period plus, (a) without duplication and to extent deducted in calculating such consolidated net earnings (or loss) of Parent and its Subsidiaries for such fiscal period, the sum of (i) any extraordinary, unusual and/or non-recurring loss which does not represent a use of cash; (ii) any loss realized on the disposition of assets (other than through the sale of inventory in the ordinary course) which loss does not represent a use of cash; (iii) any loss resulting from the cumulative effect of a change in accounting principles; (iv) depreciation, amortization, impairment and similar non-cash charges; (v) Interest Expense; (vi) all fees, expenses and charges incurred under the Loan Documents, the Notes and the Indenture; (vii) restructuring, reorganization and transaction costs, expenses, charges and items incurred (including without limitation costs, expenses, charges and items in connection with the Chapter 11 Cases, the Plan of Reorganization, the Loan Documents, the Notes and the Indenture (including all documentation in connection therewith)) during Parent’s 2011 fiscal period which are not included on Schedule E-1, as reflected in Borrowers’ consolidated income statement for the relevant fiscal period; (viii) professional fees and legal expenses incurred in connection with adjudicating or otherwise resolving the real property tax disputes with Lake County, Indiana during Parent’s fiscal periods ending after the Closing Date or which are not included on Schedule E-1, as reflected in Borrowers’ consolidated income statement for the relevant fiscal period; (ix) professional fees, including environmental remediation reports, environmental insurance policies and legal fees, incurred in connection with adjudicating or otherwise achieving the Gary Indiana Settlement during Parent’s fiscal periods ending after the Closing Date or which are not included on Schedule E-1, as reflected in Borrower’s consolidated income statement for the relevant fiscal year; and (x) income taxes for such fiscal period minus, (b) without duplication and to extent included in computing consolidated net earnings (or loss) of Parent and its Subsidiaries for such fiscal period, the sum of (i) any extraordinary, unusual and/or non-recurring gain which does not represent a source of cash; (ii) any gain realized on the disposition of assets (other than through the sale of inventory in the ordinary course) which gain does not represent a source of cash; (iii) any income resulting from the cumulative effect of a change in accounting principles; (iv) interest income; and (v) income tax benefit (if any); provided, however, for the fiscal periods ending prior to the Closing Date and for which EBITDA can be computed as the Closing Date, EBITDA for such fiscal periods set forth on Schedule E-1 attached hereto shall be deemed to be equal to the amount set forth opposite each such period set forth therein (and the deemed EBITDA set forth on Schedule E-1 shall include, for the avoidance of doubt, an add-back with respect to extraordinary losses as a result of flooding occurring in 2011 with respect to the Casino and operations of the Borrowers located in Tunica, Mississippi).

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Agent and Administrative Borrower shall not be unreasonably, withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent; provided, that in no case shall a Competitor or a Loan Party or Affiliate thereof be an Eligible Transferee.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Borrower or any Subsidiary of a Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means equipment (as that term is defined in the Code), and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Holder” means (a) with respect to a corporation, each holder of stock of such corporation, (b) with respect to a limited liability company or similar entity, each member of such limited liability company or similar entity (in each case, which is not disregarded for Federal income tax purposes), (c) with respect to a partnership, each partner of such partnership, (d) with respect to an entity described in clause (a)(iv) of the definition of “Flow Through Entity,” the owner of such entity, and (e) with respect to a trust described in clause (a)(v) of the definition of “Flow Through Entity,” the persons treated for Federal income tax purposes as the owners of the trust property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower or a Subsidiary of a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower or a Subsidiary of a Borrower and whose employees are aggregated with the employees of a Borrower or a Subsidiary of a Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Event of Loss” means, with respect to any property or asset, any (a) loss, destruction, or damage of such property or asset, or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such property or asset or confiscation or requisition of the use of such property or asset.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries more than 60 days past due that are not subject to a bona fide dispute by the Borrowers or their Subsidiaries, except for items paid or payable pursuant to and in accordance with the Plan of Reorganization, including professional fees associated therewith, in each case as reasonably determined by Agent and Parent.

“Excess Land” means the undeveloped real estate transferred and held for sale in connection with the Land Transfer Transaction, which is not used or contemplated to be used in the operation of the Loan Parties’ business, and is listed on Schedule R-2.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Assets” means (a) Cage Cash, (b) assets securing Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred under this Agreement, (c) all Gaming Licenses and any license, contract or agreement to which such debtor is a party or any deposit, securities or other account, to the extent, but only to the extent, that a grant of a Lien on such license, contract or agreement or account is prohibited by law, results in a breach or termination of the terms of, or constitutes a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, or 9-408 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) and, in any event, immediately upon the ineffectiveness, lapse or termination of any such terms or default under such license, contract or agreement or account, the Excluded Assets shall not include, and the applicable Borrower shall be deemed to have granted a security interest in, all such licenses, contracts, or agreements or accounts as if such terms or defaults had never been in effect and (d) trademark applications filed on an “intent-to-use” basis until such time as a statement of use has been filed with and duly accepted by the United States Patent and Trademark Office; provided, however, that Excluded Assets shall not include (and, accordingly, Borrower Collateral shall include) any and all proceeds of any of such assets; provided, further, that, any agreement, permit, license, or the like qualifying as an Excluded Asset under clause (c) above no longer shall constitute an Excluded Asset (and instead shall constitute Borrower Collateral) from and after such time as the lessor, licensor, or other party to such agreement, permit, license, or the like consents to the grant of a Lien in favor of Agent in such agreement, permit, license, or the like or the prohibition against granting a Lien therein in favor of Agent shall cease to be effective.

“Excluded Deposit Accounts” shall mean the Deposit Accounts set forth on Schedule E-2, each of which shall be used solely for payroll, employee benefit matters, providing collateral for letters of credit, whether in force or expired and which exist as of the Closing Date, deposits required by various utility companies, depositing and segregating from other Borrower funds economic incentive taxes payable to the City of Gary, Indiana related to various disputes with the City of Gary, Indiana, a deposit of escrow monies related to a third party operator of a Mississippi riverboat, a deposit of escrow monies for the benefit of the retained professionals of the Loan Parties and the official committee of unsecured creditors in connection with the Plan of Reorganization and, subject to satisfaction of the covenant set forth in Section 3.2 with respect thereto, the legacy accounts set forth on Schedule E-3).

“Existing Agent” means WFCF, as agent pursuant to the Existing Loan Agreement.

“Existing Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Loan Obligations” has the meaning set forth in the recitals to this Agreement.

“Existing Indentures” means (i) that certain Indenture, dated as of October 7, 2003, among Parent, its Subsidiaries, Majestic Capital, and The Bank of New York Mellon Trust Company, N.A., as in its capacity as trustee thereunder, (ii) that certain Indenture, dated as of December 21, 2005, by and among Parent, Majestic Star Casino Capital Corp. II, an Indiana corporation, and Law Debenture Trust Company, in its capacity as successor trustee thereunder, and (iii) that certain Indenture, dated as of December 21, 2005, by and among Holdings, Majestic Star Holdco, Inc., an Indiana corporation, and Wilmington Trust, National Association, in its capacity as successor trustee thereunder.

“Extraordinary Receipts” means any payments received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.2(b) of this Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, or (ii) received by Parent or any of its Subsidiaries as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.

“FATCA” means Sections 1471 through 1474 of the IRC, and any current or future regulations thereunder or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrowers and Agent, in form and substance satisfactory to Agent.

“FEIN” means Federal Employer Identification Number.

“FF&E” means furniture, fixture, and Equipment acquired by any Borrower or any Subsidiary of a Borrower in the ordinary course of business.

“FF&E Financing” means Purchase Money Indebtedness or Capital Lease Obligations incurred solely to acquire or lease, respectively, FF&E; provided, that the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation, and delivery charges and other direct costs and expenses) of the FF&E purchased or leased with the proceeds thereof.

“Fixtures” means fixtures (as that term is defined in the Code).

“Flow Through Entity” means an entity that (a) for Federal income tax purposes constitutes (i) an “S corporation” (as defined in Section 1361(a) of the IRC), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the IRC), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the IRC) other than a “publicly traded partnership” treated as a corporation under Section 7704(a) of the IRC, (iv) a business entity that is disregarded as an entity separate from its owners under the IRC, the Treasury Regulations, or any published administrative guidance of the Internal Revenue Service, (v) a trust to the extent its income is includible in the taxable income of the grantor or another person under Sections 671 through 679 of the IRC or (vi) any other entity that is treated as a pass- or flow-through entity for Federal income tax purposes in a manner similar to that described in the immediately preceding clauses (i) through (v) (each of the entities described in the preceding clauses (i), (ii), (iii), (iv), (v) and (vi) a “Federal Flow Through Entity”), and (b) for state and local jurisdictions is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow Through Entity.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Agreement” means that certain Funding Agreement, dated as of the date hereof, by and among Parent, MSC II, Holdings and the Liquidating Trust.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Gaming Authority” means the Indiana Gaming Commission, the Mississippi Gaming Commission, the Colorado Limited Gaming Control Commission, the Colorado Division of Gaming, and any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States of America or foreign government (including Native American governments), any state, province or city or other political subdivision thereof, whether now or hereafter existing, or any officer or official thereof, including, without limitation, any other agency with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Parent or any of its Subsidiaries.

“Gaming License” means any finding of suitability, registration, license, franchise, or other finding of qualification, or other approval or authorization required to own, lease, operate or otherwise conduct or manage riverboat, dockside or land-based gaming activities in any state or jurisdiction in which any Borrower or any of their Subsidiaries conduct business (including, without limitation, all such licenses granted by the Gaming Authorities, and the rules and regulations promulgated thereunder), and all applicable Liquor Licenses.

“Gary Indiana Settlement” means a development agreement, settlement and release, or equivalent agreement, entered into by and among the City of Gary, Indiana, Parent, MSC II, and the Gary Redevelopment Commission after the Agreement Date, which shall be in form and substance reasonably satisfactory to Agent and as to which the Agent shall have received a duly executed copy, certified by an officer of the Administrative Borrower as being true, correct and complete.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, intellectual property (regardless of whether characterized as general intangibles under the Code), patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, licenses, permits, concessions, authorizations, rights to receive money, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, the rights to receive monies, proceeds or other consideration in connection with the sale of any Gaming License or any goodwill or other intangible rights or benefits associated therewith (including, without limitation, Sale Proceeds and the economic value of any Gaming Licenses), and any and all Supporting Obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“GNC Land” means approximately six acres of land located adjacent to the Buffington Harbor gaming complex.

“Goods” means all “goods” as defined in the Code and shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means Holdings and all of the current or future other domestic Subsidiaries of Parent that are not Borrowers.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of Agent, in each case, in form and substance satisfactory to Agent.

“Guaranty” means that certain amended and restated general continuing guaranty, dated as of the Closing Date, executed and delivered by each Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” (as that term is defined in Section 101(53B)(A) of the Bankruptcy Code) with a Bank Product Provider.

“Hedging Obligations” means, with respect to any Person, the Indebtedness of such Person under Hedge Agreements.

“Holdings” means Majestic Holdco, LLC, a Delaware limited liability company.

“Holdout Lender” has the meaning set forth in Section 15.2(a).

“Indebtedness” means, with respect to any Person (without duplication): (a) all liabilities and obligations, contingent or otherwise, of such Person (i) in respect of borrowed money (regardless of whether the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, debentures, notes or other similar instruments, (iii) representing the deferred purchase price of property or services (other than trade payables on customary terms incurred in the ordinary course of business), (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) representing Capital Lease Obligations, (vi) under bankers’ acceptance and letter of credit facilities, (vii) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Capital Stock, or (viii) in respect of Hedging Obligations; (b) all Indebtedness of others that is guaranteed by such Person; and (c) all Indebtedness of others that is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, Accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness) be the lesser of (i) the fair market value of such property at the time of determination and (ii) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Notwithstanding the foregoing, the term Indebtedness shall not include obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, that such obligation is extinguished within two Business Days of its incurrence. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Indenture” means that certain Indenture, dated as of the Closing Date, among Parent and Indenture Trustee.

“Indenture Trustee” means (a) Wilmington Trust, National Association, in its capacity as trustee under the Indenture, or (b) any successor trustee under the Indenture from time to time.

“Indiana Mortgage” means, collectively, one or more Mortgages and/or amended and restated Mortgages, dated as of the date hereof, executed by Parent in favor of Agent encumbering the Real Property of Parent located in the state of Indiana.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Instruments” means “instruments” as defined in the Code.

“Intercompany Subordination Agreement” means that certain amended and restated intercompany subordination agreement, dated as of the Closing Date, executed and delivered by Borrowers and each of their Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement between Agent and the Indenture Trustee, dated as of the Closing Date, as amended, restated, modified or supplemented from time to time.

“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code) and shall include with respect to any Person, all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in a business; all goods in which such Person has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by such Person, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide

Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means investment property (as that term is defined in the Code), and any and all Supporting Obligations in respect thereof including, without limitation, with respect to any Person (i) all of such Person’s right, title and interest in and to all of the Stock now owned or hereafter acquired by such Person, regardless of class or designation, including in each Person with respect to which the Stock of such Person is pledged to Agent hereunder, under the Stock Pledge Agreement or otherwise (each, a “Pledged Company”), and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, cash, warrants, rights, options, instruments , securities, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing, (ii) all of such Person’s rights, powers, and remedies under the limited liability company operating agreements, trust agreements, partnership agreements or equivalent governing or operating documents, as applicable, of each Pledged Company and (iii) all Indebtedness owed to such Person, including, without limitation, the Instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Issuing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Land Transfer Transaction” means, collectively, (i) the transfer to a newly-formed liquidating trust, the named beneficiary of which is Holdings, of the Excess Land on or about the Closing Date, (ii) the disposition of the Excess Land pursuant to the governing documents of such liquidating trust for the benefit of Holdings, (iii) the grant, pursuant to the Security Documents, of a first-priority perfected lien in all of Holdings’ right, title to and interest in its rights under the governing documents of such trust (including, without limitation, the right to receive any distributions therefrom), all as more fully described on Schedule T-1, in each case such amendments or modifications thereto as agreed to by the Agent in its Permitted Discretion and (iv) payments made pursuant to the Funding Agreement in accordance with clause (i) of the definition of Permitted Investments.

“L/C” has the meaning set forth in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning set forth in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, shall include the Issuing Lender and the Swing Lender, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1(a).

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out of pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers or their Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any Subsidiary of a Borrower, (h) Agent’s and each Lender’s reasonable costs and expenses (including outside counsel attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including outside counsel attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any Subsidiary of a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral; provided, that, notwithstanding the foregoing, costs, fees, expenses and charges in connection with any audits, appraisals and valuations shall be limited as set forth in Section 2.11(e).

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and all of their respective officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Fee” means, as of any date of determination, 2.00 percentage points.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Rate” means the rate per annum appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 4.75%.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidating Trust” means the liquidating trust established pursuant to the Land Transfer Transaction.

“Liquor Authorities” means the Mississippi Department of Revenue, the Mississippi Alcoholic Beverage Control Division of the Mississippi Department of Revenue, the State of Colorado, City of Black Hawk, the Colorado Liquor and Tobacco Enforcement Division of the Colorado Department of Revenue, State Licensing Authority of the State of Colorado, the State of Indiana Alcohol and Tobacco Commission, the Department of the Treasury Bureau of Alcohol, Tobacco and Firearms, and any agency, authority, board, bureau, commission, department, office or instrumentality or any nature whatsoever of the United States or foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including without limitation, any other agency with authority to regulate the sale or distribution of alcoholic beverages.

“Liquor Laws” means the statutes regarding the sale and distribution of alcoholic beverages enforced by the Liquor Authorities and the rules and regulations of the Liquor Authorities.

“Liquor License” means any license, permit, registration, qualification or other approval required to sell, dispense or distribute alcoholic beverages under the Liquor Laws.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Control Agreements, the Disbursement Letter, the Fee Letter, the Solvency Certificate, the Guarantor Security Agreement, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Majestic Star Ship Mortgage, the Mortgages, the Officers’ Certificate, the Stock Pledge Agreement, the Subordination of Colorado Mortgage, the Subordination of Indiana Mortgage, the Subordination of Majestic Star Ship Mortgage, the Subordination of Mississippi Mortgage, the Subordination of Preferred Fleet Mortgage, the Trademark Security Agreement, the Tunica Ship Mortgage, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by a Borrower and the Lender Group in connection with this Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Majestic Star Ship Mortgage” means one or more Preferred Ship Mortgages or amended and restated Preferred Ship Mortgages dated as of the date hereof and executed by Parent and MSC II, as applicable, in favor of Agent, encumbering the Majestic Star Vessel and its related personal property.

“Majestic Star Vessel” means, collectively, (i) that certain vessel named “Majestic Star” which is registered by the United States Coast Guard as Official Number 1057517 and is owned by Parent and (ii) that certain vessel named “Majestic Star II” which is registered by the United States Coast Guard as Official Number 1039617 and is owned by MSC II.

“Manager” means (a) for so long as a Borrower is a limited liability company, the managers of such Borrower appointed pursuant to its operating agreements, or (b) otherwise, the board of directors of such Borrower.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers taken as a whole, (b) a material impairment of any Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of Agent’s or the Lenders’ ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Borrower; provided, that the Chapter 11 Cases shall not be deemed to have resulted in a Material Adverse Change.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Credit Amount” means, as of any date of determination, the maximum Revolver Usage that may be outstanding (after giving effect to any requested Advance or Letter of Credit) that would not result in the Senior Leverage Ratio exceeding (a) from and after the Closing Date up through and including, the date that is the first anniversary of the Closing Date, 1.75 to 1.00, (b) from and after the first anniversary of the Closing Date up through and including, the date that is the second anniversary of the Closing Date, 1.65 to 1.00, (c) from and after the second anniversary of the Closing Date up through and including the date that is the last day of the sixth month after the second anniversary of the Closing Date, 1.60 to 1.00 and (d) at all times thereafter, 1.50 to 1.00; provided, that the “Maximum Credit Amount” shall not exceed the aggregate Revolver Commitments of all Lenders.

“Member” shall mean any Person having any interest in or to the assets or earnings of a limited liability company within the meaning of the laws of Delaware in the case of a Delaware limited liability company, the laws of Colorado in the case of a Colorado limited liability company, the laws of Mississippi in the case of a Mississippi limited liability company, and the laws of Indiana in the case of an Indiana limited liability company.

“Mississippi Mortgage” means the Mortgage executed by BMG in favor of Agent encumbering the Real Property of BMG located in Mississippi.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, including, without limitation, the Colorado Mortgage, the Mississippi Mortgage and the Indiana Mortgage, executed and delivered by a Borrower or a Subsidiary of Borrower in favor of Agent, in form and substance satisfactory to Agent, that encumber the Real Property Collateral and the related improvements thereto.

“MSC II” means The Majestic Star Casino II, LLC, a Delaware limited liability company.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and Chattel Paper, and any and all Supporting Obligations in respect thereof.

“Net Proceeds” means, with respect to any Asset Sale, the aggregate amount of proceeds received in the form of cash or Cash Equivalents (including issuance or other payments in an Event of Loss and payments in respect of deferred payment obligations and any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in such Asset Sale, in each case when received), net of:

(a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale, other than any such costs payable to an Affiliate of Parent;

(b) taxes required to be paid by Holdings or any Borrower, any of their Subsidiaries, or any Equity Holder of such Person, assuming such Equity Holder is subject to tax at the rate specified with respect to Permitted Tax Distributions, in connection with such Asset Sale in the taxable year in which such sale is consummated or in the immediately succeeding taxable year, or any Permitted Tax Distributions during the taxable year within which such Asset Sale is consummated or in the immediately succeeding taxable year that would not otherwise be permitted to be distributed but for such Asset Sale;

(c) amounts required to be applied to the permanent repayment of (i) Purchase Money Indebtedness, (ii) Capital Lease Obligations or (iii) other Indebtedness described in clause (f) of the definition of “Permitted Indebtedness” which is secured by Liens described in clause (r) of the definition of “Permitted Liens”, in each case in connection with such Asset Sale; and

(d) appropriate amounts provided as a reserve by any Borrower or any Subsidiary of a Borrower, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by such Borrower or its Subsidiary, as applicable, after such Asset Sale (including without limitation, as applicable, pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities under any indemnification arising from such Asset Sale).

“Note” and “Notes” shall have the meanings ascribed thereto in the Indenture.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrued after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in such Insolvency Proceeding (including the payment of amounts that would become due but for the operation of any automatic stay under Section 362(a) of the Bankruptcy Code)), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise in connection with the Loan Documents, (b) all debts, liabilities, or obligations (including reimbursement obligations, irrespective of whether contingent) owing by any Loan Party to an Underlying Issuer now or hereafter arising from or in respect of Underlying Letters of Credit and (c) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officers’ Certificate” means the representations and warranties of officers form, dated as of the Closing Date, submitted by Agent to Administrative Borrower, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Operating Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings, as amended from time to time.

“Operating Liquidity” means, for any date of determination, the sum of (i) Cage Cash in an aggregate amount not to exceed $15,000,000, (ii) Qualified Cash and (iii) Excess Availability.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Overadvance” has the meaning set forth in Section 2.5.

“Overdistribution” has the meaning set forth in Section 7.20(c).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 14.1(e).

“Patriot Act” has the meaning set forth in Section 5.24.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Holders” means, individually and collectively, the Persons listed on Schedule H-1 (as the same may be updated within 30 days following the Closing Date in order to accurately reflect the owners of the Stock of Holdings as of the Closing Date).

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents, as well as Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(b) Indebtedness in respect of FF&E Financing in an aggregate amount outstanding, at any one time, not to exceed $10,000,000;

(c) Indebtedness in respect of performance bonds, appeal bonds, surety bonds, insurance obligations or bonds, and other similar bonds and obligations incurred in the ordinary course of business and any guaranties thereof, or arising from agreements providing for indemnification, adjustment of purchase price or similar obligations pursuant to acquisitions or sales or disposition of assets permitted by the terms of this Agreement or any other Loan Document;

(d) Hedging Obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by this Agreement, provided, that the notional principal amount of each such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relates and such Hedging Obligations shall not have been incurred for speculative purposes;

(e) Indebtedness existing on the Closing Date and set forth in Schedule 5.20;

(f) Indebtedness (other than the Notes) of Borrowers in an aggregate principal amount outstanding, at any one time, not to exceed $10,000,000;

(g) Indebtedness outstanding under the Notes, the Indenture or guaranties by Loan Parties in respect thereof in an aggregate principal amount not to exceed $100,600,000 at any one time outstanding plus any additional principal solely as a result of interest paid-in-kind;

(h) endorsements of instruments or other payment items for deposit in the ordinary course of business;

(i) the financing of insurance premiums in customary amounts consistent with past practices;

(j) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), in each case, incurred in the ordinary course of business;

(k) Indebtedness in the form of deferred cash payment obligations undertaken pursuant to the Chapter 11 Cases or the Plan of Reorganization owed to creditors with respect to their claims (in each case in accordance with the Plan of Reorganization);

(l) operating leases, other non-Capital Leases or operating expenses which have been recharacterized as Capital Leases or capital expenses as a result of a change in GAAP; provided that any such Indebtedness shall be in addition to Indebtedness permitted by clause (b) of this definition of “Permitted Indebtedness”;

(m) Indebtedness in connection with the Bank Product Obligations (and financial accommodations of the types set forth in the definition of “Bank Product” provided by Persons other than Bank Product Providers, so long as any Indebtedness for financial accommodations provided by Persons other than Bank Product Providers is unsecured) and otherwise in respect of netting services, overdraft protections and in connection with deposit accounts in the ordinary course of business and consistent with past practices;

(n) intercompany Indebtedness among the Loan Parties, except Indebtedness owed by Holdings to another Loan Party which is not incurred in connection with Section 7.10(b);

(o) Indebtedness arising from the Plan of Reorganization and which is set forth on Schedule P-3;

(p) subordinated Indebtedness incurred in accordance with Section 4.4(b) and the definition of “Redemption Price”, in each case as set forth in the Operating Agreement, so long as subordinated on terms and conditions, and subject to documentation, satisfactory to Agent; and

(q) Indebtedness incurred in accordance with clause (s) of the definition of Permitted Investments, so long as subordinated on terms and conditions, and subject to documentation, satisfactory to Agent;

(r) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (e), (f), (g), (k), (l), (o), (p) and (q) of this definition, or otherwise permitted under Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by any Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated with respect to Lien priority or in right of payment to the Obligations or subject to any payment restrictions, then the subordination terms and conditions and the payment restrictions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness and such refinancing Indebtedness is subject to an intercreditor and subordination agreement reasonably acceptable to Agent.

“Permitted Investments” means:

(a) Investments in Parent, each Borrower, or any Subsidiary that is a Wholly Owned Subsidiary of a Borrower;

(b) Investments in cash and Cash Equivalents;

(c) advances made in connection with purchases of goods and services in the ordinary course of business and consistent with past practices, including but not limited to deposits, prepayments and other credits to suppliers, and deposits made in cash in the ordinary course of business to secure performance of operating leases, but excluding, for the avoidance of doubt, deposits or prepayments paid in respect of taxes and insurance, in an aggregate amount not to exceed $6,000,000, which amount may be increased from time to time with the prior written consent of Agent;

(d) Hedging Obligations;

(e) Investments as a result of consideration received in connection with an Asset Sale made in compliance with Section 7.4.

(f) Investments existing as of the Closing Date and set forth on Schedule P-1 attached hereto;

(g) credit extensions to gaming customers in the ordinary course of business consistent with industry practice;

(h) Investments paid for solely with common Stock (other than Disqualified Capital Stock) of Holdings;

(i) Investments constituting Holdings’ interests as beneficiary of the Liquidating Trust, including capital contributions by the Borrowers to the Liquidating Trust on and after the Closing Date to fund the Liquidating Trust pursuant to the terms and conditions of the Funding Agreement (as in effect on the Closing Date or as subsequently amended, restated or otherwise modified to account for any extension of the Funding Agreement term and/or additional funding to be provided to the Liquidating Trust as a result of such extension of term), in an aggregate amount not to exceed (a) $750,000, $500,000 and

$500,000 during the period commencing on the Closing Date and continuing through the first anniversary of the Closing Date, the period commencing on the first anniversary of the Closing Date and continuing through the second anniversary of the Closing Date, and the period commencing on the second anniversary of the Closing Date and continuing through the third anniversary of the Closing Date, respectively (such amounts under this clause (a) to be in addition to permitted payments under clause (b) below), and (b) $550,000 solely with respect to Remediation Expense Payments (as defined in the Funding Agreement) during the term of this Agreement, in each case so long as no Default or Event of Default has occurred and is continuing before giving effect to such payment or would result therefrom (including, without limitation, a Default or Event of Default under Section 7.18(c));

(j) stock, obligations, or securities received in settlement of debts created in the ordinary course of business and owing to any Borrower in satisfaction of such debts or judgments and Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(k) Investments in a joint venture that is engaged in a Related Business between Parent or any of its Subsidiaries and the municipality of Black Hawk, Colorado, in an amount not to exceed $2,500,000, so long as Parent or the applicable Subsidiary grants a Lien to Agent in and to such Investment;

(l) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(m) loans or advances to Affiliates and to employees of any Borrower and their Subsidiaries made in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any one time outstanding;

(n) Investments resulting from entering into Bank Product Agreements, financial accommodations of the types set forth in the definition of “Bank Product” provided by Persons other than Bank Product Providers or otherwise in connection with netting services, overdraft protection and deposit accounts in the ordinary course of business and consistent with past practices;

(o) Investments, on terms and conditions satisfactory to Agent, in connection with the Land Transfer Transaction;

(p) Investments, on terms and conditions reasonably satisfactory to Agent, involving the purchase of the GNC Land for an aggregate purchase price not to exceed $2,000,000;

(q) Intentionally Omitted;

(r) Investments consisting of Indebtedness described in clauses (n) and (p) of the definition of “Permitted Indebtedness”; and

(s) Investments consisting of redemptions or repurchases of Stock or Indebtedness of Parent or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the managers of Parent as evidenced by a resolution of the managers that has been delivered to Agent, to prevent the loss, or to secure the grant or establishment, of any Gaming License or other right to conduct lawful gaming operations, so long as any such Investment is funded solely from proceeds of unsecured Indebtedness that is subordinated on terms and conditions, and subject to documentation, satisfactory to Agent.

“Permitted Liens” means:

(a) Liens held by Agent or otherwise securing the Obligations;

(b) Liens, assessments or other governmental charges or levies for unpaid taxes (other than Liens in favor of the United States Government) that either (i) are not overdue by more than 45 days or (ii) are the subject of Permitted Protests;

(c) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only apply to the assets subject thereto on the Closing Date and only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(d) (i) the interests of lessors under operating leases and licensors under non-exclusive license or sublicense agreements, and (ii) purchase money Liens or the interests of lessors under leases classified as Capital Leases under GAAP to the extent that such Liens or interests secure Purchase Money Indebtedness permitted under Section 7.1 hereof and so long as (A) such Liens attach only to the asset purchased or acquired and the proceeds thereof and (B) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, and other similar Liens arising by operation of law, incurred in the ordinary course of business of each Borrower and not in connection with the borrowing of money, and which Liens either (i) are not overdue for a period of more than 45 days, or (ii) are the subject of Permitted Protests;

(f) Liens arising from pledges or deposits made in the ordinary course of business in connection with obtaining worker’s compensation, unemployment insurance, or other types of social security legislation;

(g) Liens or deposits to secure performance of bids, tenders, contracts (other than contracts for the payment of money), or leases (to the extent permitted under this Agreement), surety bonds, appeal bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business of each Borrower and not in connection with the borrowing of money;

(h) Liens of or resulting from any judgment or award for an amount and for a period not resulting in an Event of Default with respect thereto, so long as such judgment or award is being contested in good faith and is adequately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree, or order shall not have been finally and adversely terminated or the period within which such proceedings may be initiated shall not have expired;

(i) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent;

(j) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, zoning and similar covenants, conditions and restrictions, and other similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrowers or the value of the Agent’s Lien thereon or therein, or materially interfere with the ordinary conduct of the businesses of Borrowers; provided, that such Liens are not incurred in connection with any borrowing of money or any commitment to loan any money or to extend any credit;

(k) Liens in favor of the Indenture Trustee relative to the Senior Note Documents, so long as and to the extent such Liens remain the subject of the Intercreditor Agreement;

(l) with respect to any Vessel included in the Collateral, certain maritime liens including liens for crew’s wages and salvage;

(m) non-exclusive licenses and sublicenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business and consistent with past practices;

(n) Liens granted in the ordinary course of business on the unearned portion of the insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o) to the extent constituting Liens, any obligations or duties of Parent or any Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit provided by such municipality or public authority to such Person in furtherance of the business of such Person;

(p) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;

(q) so long as the applicable Borrower or Subsidiary is using commercially reasonable efforts to terminate such filings, UCC financing statements or other public notices of Liens (A) filed by Persons without the authorization of the applicable Borrower or Subsidiary and (B) purporting to secure obligations that do not exist;

(r) other Liens securing Indebtedness in an aggregate amount not to exceed $100,000 at any time outstanding; and

(s) Liens securing Refinancing Indebtedness incurred in compliance with the terms hereof to refinance Indebtedness secured by Permitted Liens, provided, that (i) such Liens do not extend to any property or assets other than such property or assets as were subject to Liens in respect of the Indebtedness being refinanced, (ii) if the Liens securing the Indebtedness being refinanced were subordinated to or pari passu with the Liens of Agent or any intercompany loans, as applicable, such new Liens are subordinated to or pari passu with such Liens to the same extent, and any related subordination or intercreditor agreement is confirmed on terms reasonably satisfactory to Agent; and (iii) such Liens are no more adverse to the interests of Agent than the Liens replaced or extended thereby; and

(t) an unperfected Lien in favor of Sysco Corporation (or an Affiliate thereof) without, for the avoidance of doubt, a corresponding UCC-1 financing statement, and securing outstanding obligations not to exceed $200,000 in the aggregate at any time.

“Permitted Protest” means the right of any Borrower to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books of each Borrower in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Tax Distributions” means, so long as Holdings is a Flow Through Entity, distributions to its Equity Holders on or about the due date for any tax return (including quarterly tax estimates) for each fiscal year of Holdings in amounts not to exceed any federal, state and local income tax liability for each Equity Holder for such fiscal year arising as a result of operations of Holdings and its Subsidiaries and their interest in Holdings, determined by assuming the applicability to each Equity Holder of the combined highest effective marginal federal, state and local income tax rate imposed on an Equity Holder that is an individual who is a citizen of the United States and a resident of the State of New York and the City of New York. For the avoidance of doubt, the parties acknowledge that the actual amount of any distribution made under Section 7.20 may be less than the maximum allowable hereunder.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan of Reorganization” has the meaning set forth in the recitals to this Agreement.

“Projections” means Parent’s projected (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements (subject to any changes as a result of or in connection with the Chapter 11 Cases or the Plan of Reorganization), together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero,

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment, by (ii) the aggregate amount of Revolver Commitments of all Lenders; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 90 days after, the acquisition of any fixed assets (and the construction or build-out of facilities (including Purchase Money Indebtedness of any other Person at the time such other Person is merged with or into or is otherwise acquired by Borrowers)) for the purpose of financing all or any part of the acquisition cost thereof; provided, that (x) the principal amount of such Indebtedness does not exceed the acquisition cost, including construction charges of such fixed assets, and (y) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired, constructed or built.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, determined on a book basis by reference to the Borrowers’ general ledger accounts reflecting such amounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States (provided, that, except for Excluded Deposit Accounts, from the Closing Date until the date that is 30 days from the Closing Date, unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries not in a Deposit Account or Securities Account subject to a Control Agreement shall not be deemed to not constitute “Qualified Cash” solely as a result of the lack of a Control Agreement).

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or a Subsidiary of any Borrower and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Borrower or any Subsidiary of a Borrower (excluding for the avoidance of doubt, any property held by the Liquidating Trust pursuant to the Land Transfer Transaction).

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all rights, if any, in any goods or other property giving rise to such right to payment and all Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean, with respect to any Person, (i) all original copies of all documents, instruments or other writings or electronic Books or other Records evidencing Receivables; (ii) all Books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of a such Person or any computer bureau or agent from time to time acting for such Person or otherwise; (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers; (iv) all credit information, reports and memoranda relating thereto; and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means Indebtedness that refinances, renews, or extends other Indebtedness, as applicable, in accordance with, and pursuant to, clause (r) of the definition of Permitted Indebtedness and the conditions set forth therein.

“Related Business” means the gaming, entertainment and hotel businesses conducted by any Borrower and its Subsidiaries as of the Closing Date and any and all other businesses that in the good faith judgment of the Managers of any Borrower are materially related or incidental businesses.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions required by Environmental Laws with respect to Hazardous Materials.

“Reorganization Effective Date” means the date on which the Plan of Reorganization became effective as provided therein, which date is the Closing Date.

“Replacement Lender” has the meaning set forth in Section 15.2(a).

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50.0%, provided that, if there are two or more Lenders, “Required Lenders” shall include not less than two Lenders.

“Restricted Payments” has the meaning set forth in Section 7.10 hereof.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their aggregate Revolver Commitments, in each case as such Dollar amounts are set forth, as of the Closing Date, beside such Lender’s name under the applicable heading on Schedule C-1 (as may be amended from time to time) or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1; provided, however, that the “Revolver Commitments” with respect to all Lenders in the aggregate, and each Lender’ Pro Rata Share thereof, shall be automatically and permanently reduced (i) by $1,000,000 on each of June 1, 2012, September 1, 2012, December 1, 2012, March 1, 2013, June 1, 2013, September 1, 2013 and December 1, 2013 and (ii) by $1,100,000 on each of March 1, 2014, June 1, 2014 and September 1, 2014 (each such reduction, a “Scheduled Commitment Reduction” and, collectively, the “Scheduled Commitment Reductions”). Any voluntary reductions of the “Revolver Commitment” pursuant to Section 2.1(c) shall reduce, by an amount equal to such voluntary reduction, the Scheduled Commitment Reductions in direct chronological order, starting with the Scheduled Commitment Reduction immediately following the date of such voluntary reduction; provided, however, that any other permanent reductions to the “Revolver Commitments” consummated pursuant to the terms of this Agreement, including, without limitation, Section 2.2, shall not reduce the Scheduled Commitment Reductions.

“Revolver Usage” means, as of any date of determination, the sum of (a) the then extant amount of outstanding Advances (including, without limitation, Advances deemed outstanding for unreimbursed L/C Disbursements), plus (b) without duplication, the then extant amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“Sale Proceeds” means, with respect to any Person, (i) the proceeds from the sale of such Person, as a going concern or from the sale of such Person’s business as a going concern, (ii) the proceeds from another sale or disposition of any assets of such Person that includes any Gaming License, permit or approval or benefits from any Gaming License, permit or approval or where the assets sold have the benefit of any Gaming License, permit or approval or (iii) any other economic value (whether in the form of cash, Cash Equivalents or otherwise) received or distributed (whether pursuant to any bankruptcy or insolvency proceeding, liquidation proceeding or otherwise) that is associated with or derived from the Gaming Licenses, permits or approvals.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means, collectively, any “securities account” or “commodity account” as each such term is defined in the Code.

“Securities Act” means the Securities Act of 1933 as now in effect or as hereafter amended, or any similar statute hereafter adopted with similar purpose or effect.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) the Revolver Usage as of such date of determination to (b) EBITDA for the twelve month period ending as of the last day for which financial statements have been provided under Section 6.3 (or, with respect to the Closing Date, the most recent financial statements delivered to Agent).

“Senior Note Documents” means, collectively, the Indenture, the Notes, and the Security Documents (as such term is defined in the Indenture).

“Settlement” has the meaning set forth in Section 2.3(f)(i).

“Settlement Date” has the meaning set forth in Section 2.3(f)(i).

“Solvency Certificate” has the meaning set forth in Section 3.1(f).

“Solvent” means, with respect to any Person on a particular date, that, at fair market valuations, the sum of such Person’s assets is greater than all of such Person’s debts (it being understood and agreed that the Loan Parties and their respective officers, directors and employees are not in the business of determining the fair market value of assets and liabilities on a going concern basis and do not have experience or knowledge of appraisal valuation, and are making fair market valuation determinations in good faith without having performed any appraisal to determine fair market valuation).

“Stock” means all shares, options, warrants, limited liability, membership or other interests (including, without limitation, interests in any limited liability company, trust, general partnership, limited partnership, limited liability partnership or other partnership), participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act); provided, however, that Stock shall not include any debt security that is convertible into or exchangeable for Stock.

“Stock Pledge Agreement” means an amended and restated stock pledge agreement, dated as of the Closing Date, in form and substance satisfactory to Agent, executed and delivered by each Loan Party.

“Subordination of Colorado Mortgage” means those amended and restated Subordinations of Mortgages dated as of the Closing Date and executed by BCG and the Indenture Trustee in favor of Agent.

“Subordination of Indiana Mortgage” means those amended and restated Subordinations of Mortgages dated as of the Closing Date and executed by Parent and the Indenture Trustee in favor of Agent.

“Subordination of Majestic Star Ship Mortgage” means that amended and restated Subordination of Preferred Fleet Mortgage Upon Majestic Star (Official No. 1057517) dated as of the date hereof and executed by the Indenture Trustee in favor of Agent.

“Subordination of Mississippi Mortgage” means those amended and restated Subordinations of Mortgages dated as of the date hereof and executed by BMG and the Indenture Trustee in favor of Agent.

“Subordination of Preferred Fleet Mortgage” means that amended and restated Subordination of Preferred Fleet Mortgage Upon Fitzgerald’s Tunica (Official No. 262757) dated as of the date hereof and executed by the Indenture Trustee in favor of Agent.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and shall include letters of credit, guaranties, and any property (real or personal) issued, assigned, hypothecated or otherwise securing or supporting, as applicable (including any security agreement or other agreement granting a lien or security interest in such real or personal property) of Accounts, Chattel Paper, documents, General Intangibles, instruments, Investment Property or other Collateral.

“Swing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(d).

“Swing Loan” has the meaning set forth in Section 2.3(d)(i).

“Tax Calculation Event” has the meaning set forth in Section 7.20(c).

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of Agent, any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) (A) in which such Lender or such Participant is organized or in which such Lender’s or such Participant’s principal office or lending office is located (B) as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document); (ii) taxes resulting from Agent’s, a Lender’s or a Participant’s failure to comply with the requirements of Section 16.11(c), (d) or (e) of this Agreement; (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to this Agreement, becomes a Participant or designates a new lending office; and (iv) any United States withholding taxes imposed under FATCA, except that Taxes shall include any amount that a Foreign Lender (or, with respect to an assignment, its assignor) was previously entitled to receive pursuant to Section 16.11(a) of this Agreement, if any, with respect to such withholding tax at the time it designates a new lending office (or, with respect to an assignment, at the time of the assignment).

“Trademark Security Agreement” means an amended and restated trademark security agreement, date as of the Closing Date, executed and delivered by each Borrower and Agent, the form and substance of which is satisfactory to Agent.

“Tunica Ship Mortgage” means that certain Preferred Ship Mortgage dated as of the date hereof and executed by BMG in favor of Agent, encumbering the Tunica Vessel and its related personal property.

“Tunica Vessel” means that certain vessel named “Fitzgeralds Tunica” which is registered by the United States Coast Guard as Official Number 262757 and is owned by BMG.

“Underdistribution” means the amount by which the Permitted Tax Distributions would have been increased had they been calculated in accordance with the Tax Calculation Event.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Vessel” means (a) the Majestic Star Vessel (and any substitution or replacement therefor), and (b) the Tunica Vessel (and any substitution or replacement therefor).

“Voidable Transfer” has the meaning set forth in Section 17.7.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, Inc. (formerly known as Wells Fargo Foothill, Inc.), a California corporation.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all the capital Stock of which (other than directors’ qualifying shares) is owned directly or indirectly by such Person.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and relevant SEC rules and regulations; provided, however, that if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent, the Required Lenders and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits; Preamble and Recitals. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference. The preamble and recitals to this Agreement shall be deemed an integral part of this Agreement and are incorporated herein by reference.

1.6 Indenture. Any terms defined in the Indenture that are incorporated herein by reference shall be construed and defined as set forth in the Indenture as in effect on the Closing Date.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Revolver Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of such Lender’s Pro Rata Share of (i) an amount equal to the Revolver Commitment less the sum of the Letter of Credit Usage and the then extant Bank Product Reserve and (ii) the Maximum Credit Amount less the then extant Bank Product Reserve and any additional reserves established pursuant to Section 2.1(b).

(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish, increase, reduce, eliminate or otherwise adjust reserves from time to time, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, against the Revolver Commitment, including reserves with respect to (i) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any Section of this Agreement or any other Loan Document and (ii) amounts owing by Borrowers or their Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than any existing Permitted Lien set forth on Schedule P-2 which is specifically identified thereon as entitled to have priority over the Agent’s Liens and other than Liens securing Purchase Money Indebtedness to the extent such Liens and Purchase Money Indebtedness, including any applicable refinancing thereof, are permitted under this Agreement), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral.

(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement. Borrowers may, without penalty or premium, reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.12(a). Each such reduction shall be in an amount which is not less than $1,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $1,000,000), shall be made by providing not less than ten (10) Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

2.2 Mandatory Prepayments.

(a) If, at any time and, for the avoidance of doubt, after giving effect to the scheduled reductions of the Revolver Commitments as set forth in the definition of Revolver Commitments, (i) the Revolver Usage on such date exceeds (ii) the lesser of (A) the Revolver Commitments and (B) the Maximum Credit Amount (such excess being referred to as the “Revolver Usage Excess”), then Borrowers shall promptly (but in any event within one (1) Business Day) prepay the Obligations in accordance with Section 2.4(b)(i) in an aggregate amount equal to the Revolver Usage Excess (except, until elected otherwise by the Agent in its sole discretion, Advances made pursuant to Section 2.3(i)).

(b) Upon any Asset Sale, whether or not permitted by Section 7.4(b), the Net Proceeds thereof shall be applied to prepay the outstanding Obligations by Borrowers in accordance with Section 2.4(b)(i) (with a corresponding permanent reduction in the Revolver Commitments) in an amount equal to 100% of such Net Proceeds; provided, however that, except with respect to an Asset Sale of either the equity interest or all or substantially all of the assets of BCG, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such Net Proceeds to the costs of replacement of the properties or assets that are the subject of such Asset Sale or the cost of purchase or construction of other capital assets useful in the business of Borrowers and their Subsidiaries, (C) the Net Proceeds are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement or purchase within 270 days after the initial receipt of such Net Proceeds, then the applicable Loan Party whose assets were the subject of such disposition shall have the option to apply such Net Proceeds to the costs of replacement of the properties or assets that are the subject of such Asset Sale or the cost of purchase or construction of other capital assets useful in the business of Borrowers and their Subsidiaries and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, such Net Proceeds shall be paid to Agent and applied in accordance with Section 2.4(b)(i); provided further, however, that Borrowers and their Subsidiaries shall not have the right to use such Net Proceeds to make such replacements, purchases, or construction in excess of $10,000,000 in any given fiscal year (or such higher amount consented to in writing by the Required Lenders). Nothing contained in this Section 2.2(b) shall permit any Asset Sale not expressly permitted by Section 7.4(b).

(c) Upon the receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts in an amount, together with all other Extraordinary Receipts arising from the same set transaction or circumstances, in excess of $1,000,000, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(b)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts and, for the avoidance of doubt, without a corresponding permanent reduction in the Revolver Commitments.

(d) Upon each payment of any amounts or other property by the Liquidating Trust, Borrowers shall prepay in each such instance the outstanding principal amount of the Obligations in an amount equal to 100% of all such amounts and such prepayment shall result in (i) no corresponding permanent reduction in the Revolver Commitments with respect to the return of all cash Investments made in the Liquidating Trust pursuant to clause (i) of the definition of Permitted Investment (it being understood that all prepayments made from property received from the Liquidating Trust shall be first allocated to the return of the Permitted Investment under clause (i) of the definition thereof until paid in full) and (ii) a corresponding permanent reduction in the Revolver Commitments in an amount equal to 50% of such prepayment with respect to prepayments made from all other proceeds received from the Liquidating Trust, in each case applied in accordance with Section 2.4(b)(i).

2.3 Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent (which notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that in the case of a request for Swing Loan in an amount of $5,000,000, or less, such notice will be timely received if it is received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date). At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request. All Borrowing requests shall include a certificate from the Administrative Borrower certifying that, immediately after giving effect to the requested Borrowing on the date of such requested Borrowing, the Revolver Usage would not exceed the Maximum Credit Amount less, to the extent the Administrative Borrower has been previously notified in writing thereof, the then extant Bank Product Reserve and any additional reserve established pursuant to Section 2.1(b).

(b) Agent’s Election. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall elect, in its discretion, (i) to have the terms of Section 2.3(c) apply to such requested Borrowing, or (ii) if the Borrowing is for an Advance, to request Swing Lender to make a Swing Loan pursuant to the terms of Section 2.3(d) in the amount of the requested Borrowing; provided, however, that if Swing Lender declines in its sole discretion to make a Swing Loan pursuant to Section 2.3(d), Agent shall elect to have the terms of Section 2.3(c) apply to such requested Borrowing.

(c) Making of Loans.

(i) In the event that Agent shall elect to have the terms of this Section 2.3(c) apply to a requested Borrowing as described in Section 2.3(b), then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(i), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, prior to 9:00 a.m. (California time) on the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a L/C Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier M of Section 2.4(b)(i). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable to the Lenders under this Agreement and the other Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder. The operation of this Section shall not be construed to increase, decrease or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of

Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(c)(iii) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(c)(iii) shall control and govern

(d) Making of Swing Loans.

(i) In the event Agent shall elect, with the consent of Swing Lender, as a Lender, to have the terms of this Section 2.3(d) apply to a requested Borrowing as described in Section 2.3(b), Swing Lender as a Lender shall make such Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(d) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Administrative Borrower’s Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that no such Swing Loan shall be eligible to be a LIBOR Rate Loan and all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account (and for the account of the holder of any participation interest with respect to such Swing Loan). Subject to the provisions of Section 2.3(i), Agent shall not request Swing Lender as a Lender to make, and Swing Lender as a Lender shall not make, any Swing Loan if Agent has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Swing Loan.

(ii) The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(e) Agent Advances.

(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence and during the continuance of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Section 3 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(e) shall be referred to as “Agent Advances”). Each Agent Advance shall be deemed to be an Advance hereunder, except that no such Agent Advance shall be eligible to be a LIBOR Rate Loan and all payments thereon shall be payable to Agent solely for its own account.

(ii) The Agent Advances shall be repayable on demand, secured by the Agent’s Liens granted to Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(f) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Swing Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to each Agent Advance, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Agent Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Agent Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Agent Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Agent Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Agent Advances and, together with the portion of such Swing Loans or Agent Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii) Between Settlement Dates, Agent, to the extent no Agent Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Agent Advances, and each Lender (subject to the effect of letter agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(f) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(c).

(g) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Agent Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate. In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records.

(h) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Agent Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

(i) Optional Overadvances. Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (i) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Maximum Credit Amount by more than $5,000,000 (after giving effect to the Bank Product Reserve or any additional reserve established pursuant to Section 2.1(b)), (ii) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Revolver Commitments, and (iii) at the time of the making of any such Advance, Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. The foregoing provisions are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way. The Advances and Swing Loans, as applicable, that are made pursuant to this Section 2.3(i) shall be subject to the same terms and conditions as any other Advance or Swing Loan, as applicable, except that they shall not be eligible for the LIBOR Option and the rate of interest applicable thereto shall be the rate applicable to Advances that are Base Rate Loans under Section 2.6(c) hereof without regard to the presence or absence of a Default or Event of Default.

A. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the preceding paragraph, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding paragraph. In the event Agent or any Lender disagrees over the terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.

B. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(f) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(i), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Revolver Commitment or Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C. third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D. fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E. fifth, to pay interest due in respect of all Agent Advances, until paid in full,

F. sixth, to pay the principal of all Agent Advances until paid in full,

G. seventh, ratably to pay interest due in respect of the Advances (other than Agent Advances), and the Swing Loans until paid in full,

H. eighth, to pay the principal of all Swing Loans until paid in full,

I. ninth, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

J. tenth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

K. eleventh, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the then extant Letter of Credit Usage until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Administrative Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products have been paid in full or the cash collateral amount has been exhausted,

L. twelfth, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Administrative Borrower’s and its Subsidiaries’ obligations in respect of the then extant Bank Products), and

M. thirteenth, ratably to pay any unpaid Obligations owed to Defaulting Lenders;

N. fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) All payments and all proceeds of Collateral received by Agent as a result of Asset Sales (or pursuant to Section 2.2(d)) which are applied to the outstanding principal amount of the Advances or to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage shall result in a corresponding permanent reduction in the Revolver Commitments on a pro rata basis in accordance with each Lender’s Pro Rata Share thereof.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(f).

(iv) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(v) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents (other than unasserted contingent indemnification obligations) according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5 Overadvances. If, at any time or for any reason, the amount of Obligations (other than Bank Product Obligations) owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than either the Dollar or percentage limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). In addition, Borrowers (and each of them, jointly and severally) hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any letter agreement between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to the Letter of Credit Fee per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders),

(i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except as provided to the contrary in Section 2.11, Section 2.12(a) or Section 2.13, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Revolver Commitments are outstanding. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers, to charge such interest and fees, all Lender Group Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), the fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the then extant Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Intentionally Omitted.

2.8 Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Agent Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Agent Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and to the extent payable to the Lenders shall be apportioned among the Lenders based on their Pro Rata Share:

(a) Unused Line Fee. On the first day of each calendar month during the term of this Agreement, an unused line fee payable to the Lenders in the amount equal to the Applicable Unused Line Fee Percentage per annum times the result of (i) the Revolver Commitments, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding month, plus (without duplication) (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding month,

(b) Closing Fee. On the Closing Date, a closing fee in an amount equal to $350,000 shall be payable to the Lenders,

(c) Facility Fee. On the date that is the first anniversary of the Closing Date and on the final day of each 180-day period thereafter, a facility fee in an amount equal to 0.30% times the aggregate Revolver Commitments as of such date of determination shall be payable to the Lenders,

(d) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter,

(e) Audit, Appraisal, and Valuation Charges. Audit, appraisal, and valuation fees and charges as follows (i) a fee of $1,000 per day, per auditor, plus reasonable and documented out-of-pocket expenses for each financial audit of Borrowers performed by personnel employed by Agent, (ii) the reasonable and documented charges paid or incurred by Agent with respect to the retention of the services of one or more third Persons to appraise the Collateral or perform such business valuation; provided, however, that, so long as no Event of Default has occurred or is continuing, Borrowers shall have no obligation to reimburse Agent for more than (i) $80,000 with respect to field exams (including financial audits) conducted during any 12-month period and (ii) one appraisal of the Collateral or business valuation in any 12 month period, and the reimbursement amount for each such appraisal or business valuation shall not exceed $75,000. In addition to the foregoing, Agent shall have the right to require that a financial consultant reasonably acceptable to Agent be engaged, at Borrowers’ expense up to a maximum of $60,000 in any 12 month period, to provide Agent and the Lenders with a review of Borrowers’ projections and quarterly financial results.

2.12 Letters of Credit

(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. To request the issuance of an L/C or an L/C Undertaking (or the amendment, renewal, or extension of an outstanding L/C or L/C Undertaking), Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and Agent (reasonably in advance of the requested date of issuance, amendment, renewal, or extension) a notice requesting the issuance of an L/C or L/C Undertaking, or identifying the L/C or L/C Undertaking to be amended, renewed, or extended, the date of issuance, amendment, renewal, or extension, the date on which such L/C or L/C Undertaking is to expire, the amount of such L/C or L/C Undertaking, the name and address of the beneficiary thereof (or of the Underlying Letter of Credit, as applicable), and such other information as shall be necessary to prepare, amend, renew, or extend such L/C or L/C Undertaking. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested Letter of Credit, and the Administrative Borrower shall have provided a certificate, with sufficiently detailed calculations, certifying as to the absence of any of the following, after giving effect to the requested Letter of Credit:

(i) the Letter of Credit Usage would exceed the Revolver Commitments less the then extant amount of outstanding Advances,

(ii) the Revolver Usage would exceed the Maximum Credit Amount less, to the extent the Administrative Borrower has been previously notified in writing thereof, the then extant Bank Product Reserve and any other reserve pursuant to Section 2.1(b), or

(iii) the Letter of Credit Usage would exceed $5,000,000.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on (i) the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interest may appear.

(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitment, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full. Each Borrower hereby acknowledges and agrees that none of the Issuing Lender, any other member of the Lender Group, or any Underlying Issuer shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.

(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e) Any and all charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the usage charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR

Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including, without limitation, pursuant to Section 2.13(d)(ii)), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period (other than changes in tax law which are subject exclusively to Section 16.11), including changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (x) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, (y) repay the LIBOR

Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above) or (z) convert the LIBOR Rate Loans with respect to which such adjustment is made into Base Rate Loans.

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Advances or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Revolver Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith shall be deemed to be a change in law for purposes of this Section 2.14, regardless of the date enacted, adopted or issued. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

(f) Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.15 are made for the benefit of Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the

Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Effectiveness. The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement on the Closing Date and the obligation of the Lender Group (or any member thereof) to make any initial Advance on the Closing Date (or otherwise to extend any credit provided for hereunder on the Closing Date), is subject to the fulfillment or waiver, to the satisfaction of Agent, of each of the conditions precedent set forth below:

(a) Intentionally Omitted;

(b) Intentionally Omitted;

(c) Agent shall have received each of the following documents, all in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i) the Disbursement Letter,

(ii) the Fee Letter,

(iii) the Guarantor Security Agreement,

(iv) the Guaranty,

(v) the Intercompany Subordination Agreement,

(vi) the Intercreditor Agreement,

(vii) the Majestic Star Ship Mortgage,

(viii) the Colorado Mortgage, the Indiana Mortgage and the Mississippi Mortgage,

(ix) the Officers’ Certificate,

(x) the Stock Pledge Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

(xi) the Subordination of Colorado Mortgage,

(xii) the Subordination of Indiana Mortgage,

(xiii) the Subordination of Mississippi Mortgage,

(xiv) the Subordination of Majestic Star Ship Mortgage,

(xv) the Subordination of Preferred Fleet Mortgage,

(xvi) the Trademark Security Agreement, and

(xvii) the Tunica Ship Mortgage;

(d) The Loan Parties shall have exercised commercially reasonable efforts to deliver to Agent the Collateral Access Agreements,

(e) Documentation evidencing the termination and discharge of the Existing Indentures, all Indebtedness evidenced thereby or related thereto and any Liens granted pursuant thereto in and to the properties and assets of the Loan Parties and their Subsidiaries (including, without limitation, mortgage releases and UCC termination statements or the conversion of all Indebtedness evidenced thereby into Stock of Holdings), in each case in accordance with the Plan of Reorganization,

(f) Agent shall have received a certificate of the chief financial officer of Parent, in his or her capacity as such in form and substance satisfactory to Agent in its sole discretion (the “Solvency Certificate”), certifying that after giving effect to the consummation of the Plan of Reorganization on the Closing Date, the Loan Parties on a consolidated basis, are Solvent;

(g) Except with respect to Cage Cash and Excluded Deposit Accounts, the Loan Parties shall have established all of their depository and treasury management relationships with Wells Fargo or one of its Affiliates, and Agent, except to the extent set forth in Section 3.2, shall have received the Control Agreements, in form and substance satisfactory to Agent, duly executed by the applicable Loan Party thereof, which shall be in full force and effect;

(h) Agent shall have received evidence of release and termination of, or Agent’s authority to release and terminate, any and all Liens and/or UCC financing statements in, on, against or with respect to any of the Collateral (other than Permitted Liens);

(i) Agent shall have received, for the benefit of the Lenders (as defined in the Existing Loan Agreement) a principal payment for the Existing Loan Obligations in an amount equal to the greater of (i) the total unrestricted cash balances (including, without limitation, Cage Cash) held by Borrowers as of the last day of the calendar month immediately preceding Reorganization Effective Date, less $40,000,000 and (ii) zero;

(j) Agent and each Lender shall have received the approval of their respective credit authorities;

(k) Bankruptcy matters:

(i) The Reorganization Effective Date shall have occurred (and all conditions precedent thereto as set forth in the Plan of Reorganization shall have been satisfied);

(ii) Agent shall have received a copy of the Confirmation Order, as duly certified by and entered on the docket of the clerk of the Bankruptcy Court, which (i) shall be in full force and effect and shall not have been stayed or reversed, and (ii) shall approve and authorize the transactions contemplated by this Agreement, the other Loan Documents and the Plan of Reorganization and otherwise shall not be inconsistent with the provisions hereof and thereof; and

(iii) Agent’s and Lenders’ counsel and other professionals retained by or on behalf of such counsel shall have received payment from Borrowers of all reasonable and documented outstanding and accrued unpaid fees and expenses of such counsel and professionals pursuant to invoices delivered to Borrowers five (5) days prior to the Closing Date;

(l) Agent shall have received financing statements for filing or, with respect to the Trademark Security Agreement, Agent shall have received such Trademark Security Agreement in a form suitable for filing immediately after the Closing Date, in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral including, without limitation, filings with the United States Coast Guard or other appropriate Governmental Authority with respect to the Majestic Star Ship Mortgage and the Tunica Ship Mortgage,

(m) Agent shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

(n) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

(o) Agent shall have received a certificate of status with respect to each Borrower, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

(p) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

(q) Agent shall have received a certificate from the Secretary of each Guarantor attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party and authorizing specific officers of such Guarantor to execute the same;

(r) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor (or, in the case of Holdings, in the form filed with the Secretary of State of Delaware);

(s) Except as set forth in Section 3.2 with respect to Holdings, Agent shall have received a certificate of status with respect to each Guarantor, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

(t) Intentionally Omitted;

(u) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.8, the form and substance of which shall be satisfactory to Agent;

(v) Agent shall have received flood zone determination certificates and evidence of flood insurance or compliance with flood insurance requirements with respect to the Mortgages;

(w) Agent shall have received opinions of Borrowers’ counsel in form and substance satisfactory to Agent, including, without limitation, with respect to the Mortgages, the Majestic Star Ship Mortgage and the Tunica Ship Mortgage (except to the extent contemplated by Section 3.2);

(x) Agent shall have received satisfactory evidence (including a certificate of the chief financial officer of Parent) that all Federal and other material tax returns required to be filed by Borrowers and their Subsidiaries have been timely filed and all material taxes upon Borrowers and their Subsidiaries or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

(y) Borrowers shall have Operating Liquidity, after giving effect to the initial extensions of credit hereunder and the payment of all fees, claims, and expenses required to be paid by Borrowers on the Closing Date under this Agreement, the other Loan Documents and pursuant to the Plan of Reorganization, of at least $40,000,000, and Agent shall have received a certificate of the chief financial officer of Parent certifying as to the same;

(z) Agent shall have received a certificate, together with supporting calculations, from Borrowers demonstrating after giving effect to the transactions contemplated on the Closing Date and the payment of all fees, claims, and expenses required to be paid by Borrowers on the Closing Date under this Agreement, the other Loan Documents and pursuant to the Plan of Reorganization, the Revolver Usage does not exceed the Maximum Credit Amount;

(aa) Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Borrowers’ books and records and verification of Borrowers’ representations and warranties to the Lender Group, the results of which shall be satisfactory to Agent, and (ii) an inspection of each of the locations where Borrowers’ and their Subsidiaries’ Inventory is located, the results of which shall be satisfactory to Agent;

(bb) Agent shall have received Borrowers’ Closing Date Business Plan;

(cc) Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for Borrowers, and (ii) OFAC/PEP searches and customary individual background searches for Borrowers’ senior management and key principals, and each Guarantor, the results of which shall be satisfactory to Agent;

(dd) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(ee) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts reasonably satisfactory to Agent assuring Agent that, after giving effect to the Intercreditor Agreement, the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent; provided, however, that such Mortgage Policies may be delivered after the Closing Date and shall not be a conditions precedent hereto, to the extent expressly contemplated by Section 3.2;

(ff) Agent shall have received copies of each of the Senior Note Documents, in each case in form and substance satisfactory to Agent including, without limitation, terms which (i) in accordance with the Intercreditor Agreement, subordinate all Liens existing pursuant to or as a result of the Senior Note Documents in right of payment to the Obligations, (ii) provide for a principal amount of Indebtedness on the Closing Date not to exceed $100,600,000, (iii) provide for a maturity of at least five (5) years after the Closing Date and (iv) provide for interest payable at a per annum rate not to exceed 12.50% if paid in cash or 14.50% if paid in kind, to be payable (in accordance with the Intercreditor Agreement) no more frequently than on a semi-annual basis, together with a certificate of an officer of the Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof;

(gg) Borrowers shall have provided Agent with evidence satisfactory to Agent to demonstrate that (i) the offering of the Notes described in the Indenture has closed, pursuant to which Notes in an aggregate principal amount not to exceed $100,600,000 have been issued and (ii) the Senior Note Documents are in full force and effect pursuant to the terms of the Plan of Reorganization;

(hh) The corporate and capital structure of Holdings and its Subsidiaries shall be in form and substance satisfactory to Agent and be in accordance with the Plan of Reorganization;

(ii) Agent shall have evidence satisfactory to it that clause (i) of the definition of Land Transfer Transaction shall have been completed, together with copies of all material documents in connection therewith, including the Funding Agreement, the formation and trust documents and the final order of the Bankruptcy Court approving the same, in each case certified by an officer of Administrative Borrower on behalf of the Loan Parties;

(jj) Agent shall have received an agreement, in form and substance satisfactory to it, with the trustee of the Liquidating Trust setting forth such trustee’s acknowledgement and acceptance of the Agent’s rights hereunder with respect to the Liquidating Trust and Holdings’ interests therein (including, without limitation, under Sections 2.2(d) and 7.7(b) of this Agreement and the security and voting provisions of the Stock Pledge Agreement);

(kk) Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby including, without limitation, approval by all applicable Gaming Authorities; and

(ll) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

3.2 Conditions Subsequent to Effectiveness. Borrowers shall perform or cause to be performed each of the following conditions subsequent by the applicable deadline, as such deadline may be extended in writing by the Agent in its sole discretion, and the failure by Borrowers to so perform or cause to be performed any of the following conditions subsequent shall constitute an immediate Event of Default:

(a) Unless the Borrowers have changed their chief executive offices in accordance with Section 6.9 (including, without limitation, together with delivery of a Collateral Access Agreement to Agent with respect to their new chief executive offices) within 90 days of the Closing Date, then on or before the date that is 90 days after the Closing Date, the Borrowers shall deliver to the Agent a duly executed Collateral Access Agreement with respect to their chief executive offices set forth on Schedule 5.7(b) as of the Closing Date;

(b) On or before the date that is 90 days after the Closing Date (or such later date agreed to by the Agent in writing), Borrowers shall have closed the accounts set forth on Schedule E-3 and Agent shall have received satisfactory evidence thereof;

(c) On or before the date that is 30 days after the Closing Date, Agent shall have received, with respect to all Real Property Collateral located in the State of Indiana, Mortgage Policies issued by a title insurance company satisfactory to Agent in amounts reasonably satisfactory to Agent assuring Agent that, after giving effect to the Intercreditor Agreement, the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to Agent;

(d) On or before the date that is 30 days after the Closing Date, Agent shall have received all Control Agreements required by the terms of this Agreement and the other Loan Documents;

(e) On or before the date that is 10 days after the Closing Date, with respect to the that certain vessel named “Majestic Star II” which is registered by the United States Coast Guard as Official Number 1039617 and is owned by MSC II, the Majestic Star Ship Mortgage and any other Loan Documents with respect thereto (including without limitation the Subordination of Majestic Star Ship Mortgage and Subordination of Preferred Fleet Mortgage) shall have been filed with the appropriate recording offices, and the Agent shall have received satisfactory evidence thereof;

(f) On or before the date that is 10 days after the Closing Date, Borrowers shall have delivered to Agent an opinion of Borrowers’ counsel in form and substance reasonably satisfactory to Agent, with respect to customary corporate and perfection matters not delivered on the Closing Date due to the conversion of Holdings to a Delaware limited liability company;

(g) On or before the date that is 10 days after the Closing Date, Agent shall have received a copy of the certificate of incorporation of Holdings, certified by the Secretary of such Holdings; and

(h) On or before the date that is 5 days after the Closing Date, Agent shall have received a secretary’s certificate for Holdings in form and substance reasonably satisfactory to Agent with respect to, among other things, the Governing Documents of Holdings, authorizing resolutions, incumbency information and including, without limitation, a certificate of status with respect to Holdings, dated within 15 days of the Closing Date, such certificate to be issued by the appropriate officer of the State of Delaware, which certificate shall indicate that Holdings is in good standing in such jurisdiction.

3.3 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates;

(d) no Material Adverse Change shall have occurred; and

(e) a certificate from the Administrative Borrower demonstrating that after giving effect to such Advance, the Revolver Usage does not exceed the Maximum Credit Amount (excluding the impact of reserves established by the Agent for which the Administrative Borrower has no notice).

3.4 Term. This Agreement shall continue in full force and effect for a term ending on December 1, 2014 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including all Bank Products Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall continue to secure the Obligations and remain in effect until all Obligations (other than contingent indemnification Obligations that are not then due and payable) have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations (other than contingent indemnification Obligations that are not then due and payable) have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations. Furthermore, in the event that any property securing the Obligations is sold or otherwise transferred as part of or in connection with any sale or transfer permitted under the Loan Documents to any Person other than a Loan Party, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interest, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interest and liens previously filed by Agent with respect to the Obligations.

3.6 Early Termination by Borrowers. Borrowers have the option, at any time upon 10 Business Days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Revolver Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then extant Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the then extant Bank Products Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice.

4.	CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower hereby grants to Agent, for the benefit of the Lender Group and the Bank Product Providers, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Borrower Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Borrower Collateral shall attach to all Borrower Collateral without further act on the part of Agent or Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the disposal of assets made in accordance with the terms of this Agreement and the other Loan Documents, Borrowers and their Subsidiaries have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2 Negotiable Collateral. In the event that any Borrower Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral with a value in excess of $250,000 individually or $500,000 in the aggregate, and if and to the extent that Agent determines that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Borrower, promptly (and in any event within three (3) Business Days) upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral.

(a) At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (i) notify Account Debtors of Borrowers that Borrowers’ Accounts, Chattel Paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, (ii) direct the Account Debtors of Borrowers under any Accounts to make payment of all amounts due or to become due to such Borrower thereunder directly to the Agent, (iii) collect Borrowers’ Accounts, Chattel Paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account and/or (iv) enforce, at the expense of Borrowers, collection of any Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Borrowers might have done. If the Agent notifies any Borrower that it has elected to collect the Accounts in accordance with the preceding sentence, all Collections and all payments of Accounts received by such Borrower shall be forthwith (and in any event within two (2) Business Days) deposited by such Borrower in the exact form received, duly indorsed by such Borrower to the Agent if required, in a Securities Account or Deposit Account “controlled” (for purposes of the Code) by the Agent (it being understood that each Borrower agrees to promptly comply with any reasonable request of the Agent to establish or enter into a Control Agreement with respect to such Securities Account and/or Deposit Account), and until so turned over, all Collections, amounts and proceeds (including checks and other instruments) received by such Borrower in respect of the Accounts or any Supporting Obligation shall be received in trust for the benefit of the Agent hereunder and shall be segregated from other funds of such Borrower and such Borrower shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

(b) Other than in the ordinary conduct of its business, during the occurrence and continuance of an Event of Default, no Borrower (nor any Subsidiary thereof) shall (i) grant any extension or renewal of the time of payment of any Receivable; (ii) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof; (iii) release, wholly or partially, any Person liable for the payment thereof; or (iv) allow any credit or discount thereon.

(c) Except as otherwise provided in this Section 4.3, each Borrower and Subsidiary thereof shall continue to collect all amounts due or to become due to such Person under the Receivables and any Supporting Obligation at its own expense and in accordance with customary practice in the gaming industry, as applicable.

(d) Borrowers shall use their commercially reasonable best efforts to keep in full force and effect any Supporting Obligation relating to any Accounts in excess of $250,000.

4.4 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

(a) Borrowers authorize Agent to file any financing statement necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of Borrowers where permitted by applicable law. Borrowers hereby ratify the filing of any financing statement filed without the signature of Borrowers prior to the date hereof.

(b) If Borrowers or their Subsidiaries acquire any commercial tort claims after the Closing Date with a value in excess of $250,000 individually or $500,000 in the aggregate, after the date hereof, Borrowers shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Agent a written description of such commercial tort claim and shall deliver a written agreement, in form and substance satisfactory to Agent, pursuant to which the applicable Borrower or its Subsidiary shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Agent, as security for the Obligations (a “Commercial Tort Claim Assignment”).

(c) At any time upon the request of Agent, Borrowers shall execute or deliver to Agent and shall cause their Subsidiaries to execute or deliver to Agent any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, Mortgages, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in the assets of Borrowers and their Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Borrower’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. Each Borrower hereby ratifies any and all UCC financing statements or amendments previously filed by the Agent in any jurisdiction and acknowledges that the execution of this Agreement shall constitute notice of the filing of any UCC financing statements for purposes of Section 26-1-9.1-502 of the State of Indiana Code. Each Borrower hereby waives the protections of clause (f) of Section 26-1-9.1-502 of the State of Indiana Code with respect to any and all financing statements heretofore or hereafter filed with respect to the Lender Group, in each case to the extent permitted by applicable law. In addition, on such periodic basis as Agent shall reasonably require, Borrowers shall (i) provide Agent with a report of all new registrations and applications for registrations of patents, copyrights or trademarks filed or acquired by any Borrower or its Subsidiaries after the Closing Date during the prior period and (ii) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder. The foregoing notwithstanding, no Loan Party shall be required to execute or deliver any notation of the Agent’s Lien on any motor vehicle certificates of title or other assets subject to certificates of title, the perfection of a security interest in which is excluded from the UCC, so long as the value of such Collateral, in the aggregate, is less than $500,000.

(d) Except for Equipment or Inventory having an aggregate fair market value of less than $500,000 (across all Borrowers), if any Equipment or Inventory is in possession or control of any third party, each Borrower shall join with the Agent in notifying the third party of the Agent’s security interest.

(e) If at any time, whether pursuant to the Senior Note Documents or otherwise, either the grant of security interest in the Loan Documents is not identical to the grant of security interest in the Senior Note Documents, or if the Borrowers have undertaken actions, granted rights, undertaken covenants or delivered documents more favorable to the Indenture Trustee for purposes of perfection, protection, maintenance or control of collateral security, the Borrowers shall take all actions requested by the Agent to cause the grant of collateral between the Senior Note Documents and Loan Documents to be identical and the actions, rights, covenants and documents provided or delivered in favor of the Agent to be as favorable as those delivered or provided in favor of the Indenture Trustee (including, without limitation, amendments to the Loan Documents).

4.5 Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to Borrower Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Borrowers’ or their Subsidiaries’ Accounts, (d) after the occurrence and during the continuance of an Event of Default, endorse such Borrower’s name on any of its payment items (including all of its Collections) that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting Borrowers’ or their Subsidiaries’ Accounts, Chattel Paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary and (g) at any time that an Event of Default has occurred and is continuing, exercise all rights and benefits that Borrowers may have with respect to the Liquidating Trust (including voting rights (if any), it being acknowledged and agreed that, with respect to any voting rights, if Agent duly exercises its right to vote, each Borrower hereby appoints Agent, as its true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote in any manner Agent deems advisable). The appointment of Agent as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Subject to Section 2.11(e), Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time hereafter to (i) inspect the Books and make copies or abstracts thereof, (ii) check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrowers’ and their Subsidiaries’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral and (iii) upon reasonable notice to Borrowers (unless an Event of Default shall have occurred and be continuing), conduct on-site visits to any locations of the Loan Parties.

4.7 Control Agreements. Borrowers agree that they will not, and will not permit their Subsidiaries to, transfer assets out of any of their Deposit Accounts or Securities Accounts; provided, however, that so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers and their Subsidiaries may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement or the other Loan Documents and, if the transfer is to another bank or securities intermediary, so long as the applicable Borrower or Subsidiary, Agent, and the substitute bank or securities intermediary have entered into a Control Agreement (except to the extent otherwise permitted pursuant to Section 7.12). Borrowers agree that, subject to Section 7.12, they will and will cause their Subsidiaries to take any or all reasonable steps that Agent requests in order for Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to any of its or their Securities Accounts, Deposit Accounts, electronic Chattel Paper, Investment Property, and letter-of-credit rights, except with respect to Excluded Deposit Accounts, which for payroll and employee benefit matters shall not exceed, in an aggregate amount, $500,000 at any time on a book basis. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any bank or securities intermediary to liquidate the applicable Deposit Account or Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

5.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Each Borrower and its Subsidiaries has good and indefeasible title to their personal property assets and good and marketable title to their Real Property, in each case, free and clear of Liens except for Permitted Liens.

5.2 Intentionally Omitted.

5.3 Intentionally Omitted.

5.4 Equipment. All of the Equipment of Borrowers and their Subsidiaries is used or held for use in their business and is fit for such purposes, subject to normal wear and tear.

5.5 Locations of Inventory and Equipment. The Inventory and Equipment of Borrowers and their Subsidiaries (other than Inventory and Equipment with an aggregate fair market value less than $500,000) are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 5.5 (as such Schedule may be updated pursuant to Section 6.9); provided that, the foregoing shall not apply to Equipment out for repair in the ordinary course of business.

5.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

5.7 State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims.

(a) The name of (within the meaning of 9-503 of the Code) and jurisdiction of organization of each Loan Party, and each of their respective Subsidiaries, is set forth on Schedule 5.7(a).

(b) The chief executive office of each Loan Party, and each of their respective Subsidiaries, is located at the address indicated on Schedule 5.7(b) (as such Schedule may be updated pursuant to Section 6.9).

(c) Each Loan Party’s, each of their respective Subsidiaries’, FEIN and organizational identification number, if any, are identified on Schedule 5.7(c).

(d) As of the Closing Date, Borrowers and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.7(d).

5.8 Due Organization and Qualification; Subsidiaries

(a) Except to the extent set forth in Section 3.2 with respect to Holdings’ qualification in the State of Delaware, each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

(b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. As of the Closing Date, other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Other than as described on Schedule 5.8(b), no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) As of the Closing Date, set forth on Schedule 5.8(c), is a complete and accurate list of each Loan Party’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each such Loan Party and Subsidiary; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower or a Permitted Holder. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) As of the Closing Date, except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 5.8(c), no Borrower nor any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.9 Due Authorization; No Conflict.

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of such Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) Other than the filing of financing statements, fixture filings, Tunica Ship Mortgage, Majestic Star Ship Mortgage, Mortgages, the approvals of applicable Gaming Authorities with respect to the Stock Pledge Agreement, such other approvals of applicable Gaming Authorities that have been obtained, and periodic informational filings required under Applicable Gaming Laws, the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which each Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, except that pursuant to (i) Mississippi Gaming Commission Regulation II.I. Section 11, BMG will be required to file loan reports with the Mississippi Gaming Commission within thirty (30) days of the Closing Date, (ii) if an Event of Default occurs, the exercise of any remedies of default against BCG, affecting any Collateral in Colorado, or the foreclosure of any stock pledge may require (A) the prior approval of the Colorado Gaming and Liquor Authorities, (B) approvals, subsequent to the Closing Date hereof, of BCG’s previously-filed change of ownership application, including review of the Loan Documents, by the Gaming Authorities in the State of Colorado and (C) Applicable Gaming Law and, as applicable, Liquor Law approvals and for any new officers, directors, and managers of BCG or its parent companies within the State of Colorado and (iii) pursuant to Applicable Gaming Laws in the State of Indiana, approval, including review of the Loan Documents, with respect to the transactions contemplated by this Agreement and the Loan Documents will be required for Parent prior to the date hereof or within a reasonable time thereafter.

(d) As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and as enforcement with respect to the Collateral subject to the Applicable Gaming Laws may be limited or delayed under the Applicable Gaming Laws.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

(f) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

(g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s interestholders or any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

(h) Other than the filing of financing statements, fixture filings, the approvals of applicable Gaming Authorities with respect to the Stock Pledge Agreement, such other approvals of applicable Gaming Authorities that have been obtained, and periodic informational filings required under Applicable Gaming Laws, the execution, delivery, and performance by each Guarantor of this Agreement and the Loan Documents to which each Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, except that (i) pursuant to Mississippi Gaming Commission Regulation II.I, Section 11, BMG will be required to file loan reports with the Mississippi Gaming Commission within thirty (30) days of the Closing Date, (ii) the approval of Applicable Gaming Authorities and Liquor Authorities in the State of Colorado may be required prior to the exercise of certain rights and remedies of the Agent or prior to the transfer of any direct or indirect interest in BCG including (A) approvals, subsequent to the Closing Date hereof, of BCG’s previously-filed change of ownership application, including review of the Loan Documents, by the Gaming Authorities in the State of Colorado and (B) Applicable Gaming Law and, as applicable, Liquor Law approvals and for any new officers, directors, and managers of BCG or its parent companies within the State of Colorado and (iii) pursuant to Applicable Gaming Laws in the State of Indiana, approval, including review of the Loan Documents, with respect to the transactions contemplated by this Agreement and the Loan Documents will be required for Parent prior to the date hereof or within a reasonable time thereafter.

(i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and as enforcement with respect to the Collateral subject to the Applicable Gaming Laws may be limited or delayed under the Applicable Gaming Laws.

5.10 Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against the Loan Parties or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.11 No Material Adverse Change. All financial statements relating to Borrowers and their Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their Subsidiaries’ financial condition on a consolidated basis as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their Subsidiaries since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12 Fraudulent Transfer.

(a) After giving effect to the consummation of the Plan of Reorganization on the Closing Date, the Loan Parties, on a consolidated basis, are Solvent.

(b) No transfer of property is being made by any Guarantor, any Borrower or any Subsidiary of a Borrower and no obligation is being incurred by any Guarantor, any Borrower or any Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of the Loan Parties or their Subsidiaries.

5.13 Employee Benefits. None of Borrowers, any of their Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrowers’ knowledge, none of Borrowers’ or their Subsidiaries’ properties or assets has ever been used by Borrowers, their Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ nor their Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of Borrowers nor any of their Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or their Subsidiaries, and (d) except with respect to matters that have been settled or resolved, none of Borrowers nor any of their Subsidiaries have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower or any Subsidiary of a Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15 Brokerage Fees. Except as set forth on Schedule 5.15, Borrowers and their Subsidiaries have not utilized the services of any broker or finder in connection with obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrowers or their Subsidiaries in connection herewith.

5.16 Intellectual Property. Each Borrower and each Subsidiary of a Borrower owns, or holds licenses in or another right to use, all trademarks, trade names, copyrights, patents, patent applications, and other intellectual property that are necessary to the conduct of its business substantially as currently conducted, without any known conflict of the rights of others. Attached hereto as Schedule 5.16 (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademark registrations, trademark applications, copyright applications, and copyright registrations as to which each Borrower or one of its Subsidiaries is the owner.

5.17 Leases. Borrowers and their Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and subject to any Permitted Protest, all of such leases are valid and subsisting and no material default by Borrowers or their Subsidiaries exists under any of them.

5.18 DDAs. Set forth on Schedule 5.18 are all of Borrowers’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (i) the name and address of such Person, and (ii) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.19 Complete Disclosure. All factual information (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ and their Subsidiaries industry) furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers or their Subsidiaries in writing to Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ and their Subsidiaries industry) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers’ good faith best estimate of their and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of Borrowers and their Subsidiaries and are not to be viewed as facts, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Borrower and each Subsidiary of a Borrower outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.21 Licenses and Permits.

(a) (i) All material licenses (including all necessary Gaming Licenses and Liquor Licenses), permits, and consents and similar rights required from any federal, state, or local governmental body (including the Gaming Authorities and Liquor Authorities), for the ownership, use, or operation of the businesses or properties now owned or operated by Parent or any Borrower, or any of their respective Subsidiaries, have been validly issued and are in full force and effect; (ii) Parent and each Borrower, and each of their respective Subsidiaries is in compliance, in all material respects, with all of the provisions thereof applicable to it; and (iii) none of such licenses, permits, or consents is the subject of any pending or, to the best of Parent’s or any Borrower’s, knowledge, threatened proceeding for the revocation, cancellation, suspension, or non-renewal thereof. As of the Closing Date (and as of each subsequent date on which Parent or any Borrower delivers to Agent an updated schedule pursuant to Section 6 below), set forth on Schedule 5.21 is a complete and accurate list of all such licenses, permits, and consents that are necessary and appropriate for the operation of Parent and such Borrower’s businesses, and the businesses of their respective Subsidiaries, and such schedule identifies the expiration date of such license, permit, or consent.

(b) Parent and each Borrower, and their respective Subsidiaries, have obtained (i) all material licenses, permits, and consents required by any Governmental Authorities necessary or appropriate to conduct their businesses and operations and (ii) as of the Closing Date, all required approvals from the Gaming Authorities and Liquor Authorities of the transactions contemplated hereby and by the other Loan Documents, except for such approvals and licenses which may be required from the Colorado Gaming and Liquor Authorities to permit foreclosure on any Collateral or to take other actions if an Event of Default has occurred.

5.22 Intentionally Omitted.

5.23 Holdings. Holdings is a holding company and does not have any liabilities (other than liabilities arising under the Indenture or under the Loan Documents), own any assets (other than (i) the Stock of Parent and (ii) in accordance with the formation and other governing documentation of the Liquidating Trust and the other terms of the Loan Documents, and subject to Agent’s Lien thereon, the beneficial interest in the Liquidating Trust) or engage in any operations or business (other than the ownership of Parent).

5.24 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party, or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.25 Payment of Taxes. Except as otherwise permitted under Section 6.7, all federal and other material tax returns and reports of each Loan Party, and their Subsidiaries, required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon any Loan Party, or any of their Subsidiaries, and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party, and each Subsidiary thereof, have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Loan Party knows of any material proposed tax assessment against any Loan Party, or any of their Subsidiaries, that is not being actively contested by such Loan Party or Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.26 Margin Stock. No Loan Party, nor any of their Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers hereunder will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

5.27 Governmental Regulation. No Loan Party, nor any of their Subsidiaries, is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party, nor any of their Subsidiaries, is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.28 OFAC. No Loan Party, nor any of their Subsidiaries, is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party, nor any of their Subsidiaries, (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.29 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against Parent or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Parent or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Change, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent or its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, or (iii) to the knowledge of Borrowers, no union representation question existing with respect to the employees of Parent or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent or its Subsidiaries. None of Parent or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied and which could reasonably be expected to result in a Material Adverse Change. The hours worked and payments made to employees of Parent or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from Parent or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or its Subsidiaries, as applicable, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

6.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent.

6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent: (a) copies of each material report in respect of each Borrower’s, and each of their respective Subsidiaries’, businesses issued by a Gaming Authority or made by any Borrower, or any of their respective Subsidiaries, to a Gaming Authority within 15 days of their respective issuance or filing date; and (b) copies of all operating and capital budgets, and all other budgets, summaries of sources and uses of funds, projections, and financial information prepared by or on behalf of any Borrower (including in respect of any Casino operated by any Borrower or its Subsidiaries), or any of their respective Subsidiaries, promptly upon the preparation and delivery thereof by the chief financial officer of any Borrower, or any of their respective Subsidiaries, to any third party, but in any event operating and capital budgets shall be delivered to Agent no less frequently than annually.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years and beginning with the fourth full month ended following the Closing Date (provided, that Borrowers shall deliver a draft income statement, subject to fresh-start accounting adjustments, and a schedule of capital expenditures for such period on or before the date that is 30 days following the third full month ending immediately following the Closing Date):

(i) a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(ii) a certificate signed by the chief financial officer of Parent to the effect that:

A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition on a consolidated basis of Parent and its Subsidiaries,

B. the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

C. as of the date of such certificate, there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

(iii) a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.18(c) and, for each month that is the date on which a financial covenant in Section 7.18(a) or Section 7.18(b) is to be tested, compliance with the financial covenants set forth therein and certifying that Borrowers and their Subsidiaries have not opened or closed any Deposit Account or Securities Account that has not been reported to the Agent in writing.

(b) as soon as available, but in any event within 120 days after the end of each of Parent’s fiscal years, financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(c) as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years, copies of Borrowers’ Projections, in form (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby, based upon assumptions believed by Borrowers to be reasonable at the time of delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of Borrowers and their Subsidiaries and are not to be viewed as facts, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections),

(d) if and when filed by any Borrower (if ever),

(i) 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by any Borrower with the SEC,

(iii) copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv) any other information that is provided by Parent to its shareholders generally,

provided that, for the avoidance of doubt, it is understood and agreed that neither the Parent, Borrowers nor any of their respective Subsidiaries shall have any obligation under this Agreement to file quarterly reports under Form 10-Q, annual reports under Form 10-K or current reports under Form 8-K with the SEC.

(e) if and when filed by any Borrower or any Subsidiary of a Borrower and as requested by Agent, satisfactory evidence of payment of applicable excise taxes in each jurisdiction in which any Borrower or any Subsidiary of a Borrower’s failure to pay any such applicable excise tax (i) would result in a Lien on the properties or assets of such Borrower or such Subsidiary or (ii) reasonably could be expected to result in a Material Adverse Change,

(f) as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,

(g) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Borrower or any Subsidiary of a Borrower, notice of all actions, suits, or proceedings brought by or against any Borrower or any Subsidiary of a Borrower before any Governmental Authority which, if determined adversely to such Borrower or such Subsidiary, reasonably could be expected to result in a Material Adverse Change,

(h) upon the request of Agent, any other report reasonably requested relating to the financial condition of Borrowers or their Subsidiaries,

(i) as soon as available, but in any event within three (3) Business Days after the end of each week during each of Parent’s fiscal years, a report detailing the balances and location of cash and Cash Equivalents, including, without limitation Cage Cash;

(j) no later than 10 Business Days prior to the making of any Permitted Indenture Payments of the types described in clauses (b) or (c) of the definition thereof set forth in the Intercreditor Agreement (an “Interest Payment” and “Principal Payment”, respectively and, such payments collectively, the “Subject Permitted Indenture Payments”) Parent shall prepare and deliver to Agent a certificate (a “Subject Permitted Indenture Payment Certificate”) reasonably acceptable to Agent setting forth, all in reasonable detail, (i) in the case of an Interest Payment, the calculation of amount of such Interest Payment to be made and calculations and other evidence establishing whether the matters set forth in clauses (ii) and (iii) of clause (b) of the definition of Permitted Indenture Payments have been satisfied and (ii) in the case of a Principal Payment, the calculation of amount of such Principal Payment to be made and calculations and other evidence establishing whether the matters set forth in clauses (ii) and (iii) of clause (c) of the definition of Permitted Indenture Payments have been satisfied (provided that, in each such case (x) the then applicable TTM EBITDA (as defined in the Intercreditor Agreement) shall be deemed to be that set forth in the most recent calculations delivered to Agent pursuant to the last paragraph of Section 6.3 and (y) the Operating Liquidity information shall be based on the Parents projected

Operating Liquidity as of such time after giving pro forma effect to any such Subject Permitted Indenture Payment, it being understood that such projected Operating Liquidity is subject to uncertainties and contingencies, many of which are beyond the control of Borrowers and their Subsidiaries and are not to be viewed as facts, that no assurances can be given that such projections will be realized, and that actual results may differ in a material manner from such projections). Agent shall approve or disapprove a Subject Permitted Indenture Payment Certificate in writing to the Parent within 5 Business Days of delivery thereof (such approval not to be unreasonably withheld, conditioned or delayed), but in any event failure of Agent to explicitly approve or disapprove a Subject Permitted Indenture Payment Certificate within the above described time period shall be deemed an approval of such Subject Permitted Indenture Payment Certificate. If the Agent disapproves a Subject Permitted Indenture Payment Certificate, the Agent shall notify Parent and detail the items that are disapproved and the reason for such disapproval. Parent shall be entitled to revise any such Subject Permitted Indenture Payment Certificate and deliver such revised Subject Permitted Indenture Payment Certificate to the Agent, whereupon the provisions of this Section 6.3(j) shall apply except that the Agent’s 5 Business Day review period provided herein shall be reduced to 2 Business Days. For the avoidance of doubt, under no circumstances shall Agent’s approval of any Permitted Indenture Payment Certificate be deemed to approve any Subject Permitted Indenture Payment that is not permitted under the terms and conditions of the Intercreditor Agreement.

In addition to the financial statements referred to above, Parent agrees to deliver to Agent within 30 days of the end of each month, Parent’s calculation of its EBITDA for such month and for the twelve month period ending on the last day of such month and a calculation of the Revolver Commitments and Excess Availability, including a calculation of the Senior Leverage Ratio as of such date of determination, in each case subject to quarterly review and year-end audit adjustments. Parent agrees that no Subsidiary of Parent will have a fiscal year different from that of Parent. Borrowers agree to cooperate with Agent to allow Agent to consult with their independent certified public accountants if Agent reasonably requests the right to do so and that, in such connection, their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrowers or their Subsidiaries that Agent reasonably may request.

6.4 Cash Management.

(a) Except for Excluded Deposit Accounts, Borrowers and their Subsidiaries shall establish and maintain all of their depository and treasury management relationships with Wells Fargo or one of its Affiliates.

(b) The aggregate amount of Cage Cash held by Borrowers and their Subsidiaries shall not exceed, at any time, the greater of (i) $24,700,000 and (ii) the amount necessary in order for Borrowers and their Subsidiaries to comply with Applicable Gaming Laws.

6.5 Sale of BCG

If, in connection with the change in ownership contemplated by the Plan of Reorganization, at any time any Colorado gaming authority denies final approval to BCG under any Gaming License, franchise, registration, qualification, finding of suitability or other approval or authorization (or terminate, revoke, cause a forfeiture or nonrenewal of, suspend or cause a material, adverse amendment to the same) which is required to enable BCG to own, operate, and otherwise conduct and manage its businesses, including land based gaming activities (or the denial of such final approval becomes reasonably certain to occur), without giving effect to any appeals, then the Loan Parties shall promptly (and, in no event, later than the divestiture period set by such gaming authorities or such other period required by applicable gaming laws) sell either (i) 100% of the outstanding and issued equity interests of BCG or (ii) all or substantially all of the assets of BCG, including any assets regulated by any Colorado gaming or authorities, in each case only for consideration in the form of cash or Cash Equivalents, on commercially reasonable terms and for fair market value, and, upon the consummation of such sale, shall apply all Net Proceeds thereof to the outstanding Obligations in accordance with Section 2.2(b) (with a corresponding permanent reduction in the Revolver Commitments).

6.6 Maintenance of Properties. Maintain and preserve all of their material properties (including the Vessels) which are necessary or useful in the proper conduct of their businesses in good working order and condition, ordinary wear and tear excepted, and comply, in all material respects, at all times with the provisions of all material leases to which they are a party as lessee so as to prevent any loss or forfeiture thereof or thereunder. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrowers shall not permit, and shall not permit their respective Subsidiaries to permit, any item of Equipment to become a fixture to real estate or an accession to other property (other than accessions to the Vessels and other than with respect to owned Real Property that is subject to a Mortgage) and such Equipment shall at all times remain personal property. Upon Agent’s request, Borrowers immediately shall deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title to, or applications for title to any items of Equipment (including, without limitation, the Vessels).

6.7 Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their respective assets to be paid in full, before delinquency, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their Subsidiaries to make timely payment or deposit of all material tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower or Subsidiary of a Borrower has made such payments or deposits.

6.8 Insurance.

(a) At each Borrower’s, and each of their respective Subsidiaries’, expense, maintain insurance respecting their assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Each Borrower, and each of their respective Subsidiaries, also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b) At each Borrower’s expense, obtain and maintain (i) insurance of the type necessary to insure the Real Property Collateral, for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under “extended coverage” polices, in such amounts as Agent may reasonably require, but in any event in amounts sufficient to prevent each Borrower, and their respective Subsidiaries, from becoming a co-insurer under such policies, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property Collateral, in such amounts as may be reasonably satisfactory to Agent; (iii) business rental insurance covering annual receipts for a 12-month period for each parcel of Real Property Collateral; and (iv) insurance for such other risks as Agent reasonably may require. Replacement costs, at Agent’s option, may be re-determined by an insurance appraiser, reasonably satisfactory to Agent, not more frequently than once every 12 months at each Borrower’s expense.

(c) All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. All hazard insurance shall contain an endorsement reasonably satisfactory to Agent showing Agent as the loss payee thereof as its interest may appear. Every policy of insurance referred to in this Section 6.8 shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Agent (or, in the case of non-payment of premiums, 10 days) and that any loss payable thereunder shall be payable to Agent as its interest may appear notwithstanding any act or omission of any Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance. Each Borrower shall deliver to Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

(d) Borrowers shall give, and shall cause their respective Subsidiaries to give, Agent prompt notice of any loss covered by such insurance, and, except with respect to the Net Proceeds of Asset Sales permitted to be reinvested pursuant to Section 2.2(b) and which are in fact being reinvested pursuant thereto, Agent shall have the right to adjust any loss in excess of $1,000,000. Agent shall have the exclusive right to adjust all such losses payable under any such insurance policies, except with respect to the Net Proceeds of Asset Sales permitted to be reinvested pursuant to Section 2.2(b) and which are in fact being reinvested pursuant thereto, without any liability to Borrowers, or any of their respective Subsidiaries, whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Agent to be applied at the option of Agent either to the prepayment of the Obligations without premium, in such order or manner as Agent may elect, or shall be disbursed to Borrowers under staged payment terms satisfactory to Agent for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Agent shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Agent shall determine.

(e) Each Borrower agrees not take out, and shall cause its respective Subsidiaries not to take out, separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a Agent’s loss payable endorsement or its equivalent. Each Borrower immediately shall notify, and shall cause its respective Subsidiaries to notify, Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

6.9 Location of Inventory and Equipment. Keep Borrowers’ and their Subsidiaries’ Inventory and Equipment (other than Inventory and Equipment with an aggregate fair market value less than $500,000) only at the locations identified on Schedule 5.5 and their chief executive offices only at the locations identified on Schedule 5.7(b); provided, however, that the foregoing shall not apply to Inventory or Equipment in transit between one or more of the locations identified on Schedule 5.5 or Schedule 5.7(b) or Equipment out for repair in the ordinary course of business; provided further, however, that Administrative Borrower may amend Schedule 5.5 and Schedule 5.7 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides Agent a Collateral Access Agreement with respect thereto.

6.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.11 Leases. Pay when due all rents and other amounts payable under any leases to which any Borrower or any Subsidiary of a Borrower is a party or by which any Borrower’s or any Subsidiary of a Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12 Existence. At all times preserve and keep in full force and effect each Borrower’s and each Subsidiary of a Borrower’s valid existence and good standing and any rights and franchises material to their businesses.

6.13 Environmental.

(a) Keep any property either owned or operated by any Borrower or any Subsidiary of a Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability of Borrowers evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by any Borrower or any Subsidiary of a Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 10 days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any Subsidiary of a Borrower, (ii) commencement of any Environmental Action against any Borrower or any Subsidiary of any Borrower or notice that an Environmental Action will be filed against any Borrower or any Subsidiary of a Borrower, and (iii) notice of a violation, citation, or other administrative order arising under Environmental Laws which reasonably could be expected to result in a Material Adverse Change.

6.14 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.

6.15 Governmental Authorization. Each Borrower shall deliver, and shall cause their respective Subsidiaries to deliver, to Agent, as soon as practicable, and in any event within 10 days after the receipt by any Borrower, or its respective Subsidiaries, from any Gaming Authority or other Governmental Authority having jurisdiction over the operations of such Borrower, or its respective Subsidiaries, or filing or receipt thereof by such Borrower, or its respective Subsidiaries (i) copies of any order or notice of such Gaming Authority or such other Governmental Authority or court of competent jurisdiction which designates any Gaming License or other material franchise, permit, or other governmental operating authorization of such Borrower, or its respective Subsidiaries, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of such Borrower, or its respective Subsidiaries, to construct, own, manage, or operate its businesses (or portion thereof), and (ii) a copy of any competing application filed with respect to any such Gaming License or other authorization, or application therefor, of such Borrower, or any of its respective Subsidiaries, or any citation, notice of violation, or order to show cause issued by any Gaming Authority, any Liquor Authority or other Governmental Authority or any complaint filed by any Gaming Authority or other Governmental Authority which is applicable to such Borrower, or to its respective Subsidiaries.

6.16 License Renewals. Commencing on the date twelve months following the Closing Date and continuing every twelve months thereafter, each Borrower shall deliver, and shall cause its respective Subsidiaries to deliver, to Agent an updated Schedule 5.21 reflecting thereon, as of the date of such delivery, the information described in Section 5.21.

6.17 Licenses and Permits. (a) Ensure that all material licenses (including all necessary Gaming Licenses and Liquor Licenses), permits, and consents and similar rights required from any federal, state, or local governmental body (including the Gaming Authorities and Liquor Authorities) for the ownership, use, or operation of the businesses or properties now owned or operated by each Borrower have been validly issued and are in full force and effect, and (b) comply, in all material respects, with all of the provisions thereof applicable to it.

6.18 Subsidiary Guarantees. Each Borrower shall cause each Subsidiary of such Borrower that is formed or acquired after the date hereof, concurrently therewith: (i) to become a Guarantor hereunder and execute and deliver to Agent a Guaranty pursuant to which such Subsidiary shall unconditionally guarantee all of the Obligations; and (ii) to execute a Guarantor Security Agreement and such other agreements or documents necessary or reasonably requested by Agent to grant Agent a valid, enforceable, perfected Lien on the collateral described therein, subject only to Permitted Liens; and (iii) to cause such Subsidiary to deliver to Agent an opinion of counsel, in form reasonably satisfactory to Agent, opining that (a) such guaranty, security agreement, and other agreements and documents have been duly authorized, executed and delivered by such Subsidiary and (b) such guaranty, security agreement, and such other agreements and documents constitute a legal, valid, binding and enforceable obligation of such Subsidiary, subject to customary assumptions and exceptions, including for bankruptcy, fraudulent transfer and equitable principles.

7.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness, or issue any Disqualified Capital Stock.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of their assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended by Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness).

7.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify their Stock, or liquidate, wind up, or dissolve themselves (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of their property or assets; provided, however, that:

(a) (i) any merger between Loan Parties is permitted; provided, that, a Borrower must be a surviving entity of any such merger to which it is a party and (ii) any merger between a Loan Party and Subsidiaries of any Loan Party that are not Loan Parties so long as such Loan Party is the surviving entity of such merger or, if a Loan Party is not intended to be the surviving entity, cause the surviving entity to be come a Loan Party upon completion of such merger;

(b) A Borrower or any Subsidiary may sell, transfer, assign, lease or otherwise dispose of its assets in a transaction that is permitted by Section 7.4; and

(c) Borrowers and their Subsidiaries, as applicable, may consummate: (i) the liquidation or dissolution of non-operating Subsidiaries of Parent with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent) or any of Borrowers’ Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Person are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of Parent that is not liquidating or dissolving.

7.4 Ownership and Disposal of Assets.

(a) Make any Asset Sale (other than as a result of an Event of Loss) of either or both of the Vessels; or

(b) Make any Asset Sale (other than an Asset Sale specifically permitted under Section 6.5), provided, however, that an Asset Sale may be made (other than an Asset Sale that comprises a Vessel (other than as a result of an Event of Loss)) if:

(i) no Default or Event of Default shall have occurred and be continuing or would result therefrom (other than a Default or Event of Default arising from an Asset Sale that is a consequence of an Event of Loss or with respect to an Asset Sale of either the equity interest or all or substantially all of the assets of BCG in accordance with Section 6.5);

(ii) such Borrower or Subsidiary, as applicable, receives consideration of not less than the fair market value, as of the time of such Asset Sale, of the assets that are the subject of such Asset Sale (other than an Asset Sale that is a consequence of an Event of Loss);

(iii) such Borrower or such Subsidiary, as applicable, receives 75% of the consideration for such Asset Sale (other than an Asset Sale that is a consequence of an Event of Loss) in the form of cash or Cash Equivalents;

(iv) upon the consummation of such Asset Sale, the Net Proceeds thereof are applied to the outstanding Obligations in accordance with Section 2.2(b) (with a corresponding permanent reduction in the Revolver Commitments); and

(v) after giving effect to such Asset Sale (other than an Asset Sale that is a consequence of an Event of Loss), an aggregate amount, determined at the greater of fair market and book value of the Asset Sales involved, of not more than $2,500,000 of Assets Sales will have been consummated in any fiscal year of Parent; provided, that the foregoing limitations shall not apply to the sale of Excess Land or with respect to an Asset Sale of either the equity interest or all or substantially all of the assets of BCG in accordance with Section 6.5.

7.5 Change Name. Change any Borrower’s or any Subsidiary of a Borrower’s name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that a Borrower or a Subsidiary of a Borrower may change its name upon at least 30 days prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens. Notwithstanding the foregoing, the Agent and Lenders consent to the change of name of BMG and BCG occurring on or before the date that is 30 days from the Closing Date (or such later date as agreed to by the Agent), so long as BMG and BCG provide such UCC-1 financing statements, UCC-3 amendments and amendments to Loan Documents, as are necessary or desirable in Agent’s discretion to maintain and continue Agent’s first priority (subject to Permitted Liens) perfected Lien on the assets of BMG and BCG concurrently with such name change.

7.6 Nature of Business. Directly or indirectly engage to any material extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Managers of Borrowers, is a Related Business.

7.7 Prepayments and Amendments.

(a) Prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or its Subsidiaries owing to any third Person, including without limitation, Indebtedness with respect to the Notes or the Senior Note Documents, other than the Obligations in accordance with this Agreement; except: (i) in connection with a refinancing permitted by clause (r) of the definition of Permitted Indebtedness and (ii) as may be necessary to comply with mandatory provisions of Applicable Gaming Laws (including a Required Regulatory Redemption in accordance with Section 3.8 of the Indenture); provided, however, that for the avoidance of doubt, the foregoing shall not prohibit the Borrowers from paying interest (including the principal portion of interest previously paid-in-kind) in cash with respect to (A) the Notes or the Senior Note Documents in accordance with the terms of the Intercreditor Agreement or (B) Indebtedness described in clause (k) of the definition of Permitted Indebtedness, and

(b) Except as may be necessary to comply with mandatory provisions of Applicable Gaming Laws, directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any Senior Note Document (other than is permitted by the Intercreditor Agreement in connection with a refinancing permitted by clause (r) of the definition of Permitted Indebtedness), (ii) the Governing Documents of any Loan Party (including, without limitation, the Operating Agreement) in any manner materially adverse to the Lenders or any other member of the Lender Group, or as could otherwise reasonably be expected to have a Material Adverse Change, (iii) any agreement, instrument, document, indenture, or other writing evidencing or concerning (A) Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness”, or (B) Refinancing Indebtedness in respect of any Indebtedness permitted under clause (e) of the definition of “Permitted Indebtedness”, if the effect of such amendment, modification, alteration, or change would materially increase the obligations of Borrowers or their Subsidiaries or confer additional material rights on the holder of such Indebtedness in a manner adverse to Borrowers, their Subsidiaries, or Agent or (iv) except as consented to in writing by the Agent in its Permitted Discretion, any of the formation or governing documents with respect to the Liquidating Trust or the Funding Agreement in a manner adverse to the Lenders or any other member of the Lender Group, or as could otherwise reasonably be expected to result in a Material Adverse Change.

(c) Intentionally Omitted.

(d) Directly or indirectly, amend, modify, or change any of the terms or provisions of any material contract (other than the Senior Note Documents), except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Agent or the Lenders, or any Senior Note Documents in a manner inconsistent with the Intercreditor Agreement.

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9 Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.10 Distributions. Except as set forth in Sections 7.13 and 7.20, make any distribution or declare or pay any dividends (in cash or other property) on, or purchase, acquire, redeem, or retire any of Parent’s or any Borrower’s, or any of their respective Subsidiaries’ Stock, of any class, whether now or hereafter outstanding (collectively, “Restricted Payments”); provided, however, subject to the limitations set forth in Section 7.13(c), that:

(a) A Borrower may redeem, purchase, retire, or otherwise acquire such Borrower’s Stock in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of such Borrower) of, other Stock of such Borrower (other than Disqualified Capital Stock of such Borrower),

(b) Parent may make Restricted Payments to Holdings in respect of (i) (x) expenses incurred by Holdings in the ordinary course of business (including, without limitation, accounting fees and expenses, legal fees and expenses and employee compensation, salaries and expenses, cash management expenses and other professional and corporate and administrative expenses) and (y) compensation, fees and expenses of board members in an aggregate amount not to exceed $750,000 in any fiscal year of Parent, (ii) fees and expenses related to maintenance of its corporate existence, including franchise taxes, and (iii) expenses incurred by Holdings or the board of directors (or similar or governing body) of Holdings in connection with compliance with applicable gaming laws, rules, and regulations enacted by Gaming Authorities (including, without limitation, employee, board member and director expenses associated with licensure, findings of suitability, investigations and other compliance matters under such laws, rules and regulations);

(c) Borrowers and their Subsidiaries may make distributions and declare and pay dividends to another Borrower or Subsidiary;

(d) Parent and its Subsidiaries may make distributions which result from the making of Investments described in clauses (r) and (s) of the definition of “Permitted Investments”; and

(e) Parent and its Subsidiaries may repurchase Stock held by employees pursuant to any employee stock ownership plan thereof upon the termination, retirement or death of any such employee in accordance with the provisions of such plan; provided that, the aggregate amount of all payments for such repurchases in any fiscal year of Parent shall not exceed $500,000.

7.11 Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP or SEC rules and regulations) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ or their Subsidiaries’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding Borrowers’ and their Subsidiaries’ financial condition.

7.12 Investments. Other than Permitted Investments, directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with any Investment (including, without limitation, (i) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (ii) loans, advances, capital contributions, or transfers of property to a Person, or (iii) the acquisition of all or substantially all of the properties or assets of a Person); provided, however, that Borrowers and their respective Subsidiaries shall not have Permitted Investments in Deposit Accounts or Securities Accounts (other than with respect to Cage Cash) in an aggregate amount in excess of $5,000,000 at any one time unless the applicable Borrower or Subsidiary and the applicable securities intermediary or bank have entered into Control Agreements governing such excess Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments.

7.13 Transactions with Affiliates.

(a) Directly or indirectly sell, lease, transfer, or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or permit to exist any contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate of a Borrower or any Affiliate of any Subsidiary (each of the foregoing, an “Affiliate Transaction”) except for (subject to the limitations set forth in Section 7.13(c)):

(i) any Affiliate Transaction (A) entered into in the ordinary course of business, or (B) set forth on Schedule 7.13, that, together with all related Affiliate Transactions, have an aggregate value of not more than $2,000,000; provided, that (A) such transactions are conducted in good faith and on terms that are no less favorable to such Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time by such Borrower or Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of such Borrower or Subsidiary and (B) prior to entering into such transaction such Borrower shall have delivered to Agent a certificate from an officer of such Borrower certifying to such effect;

(ii) any Affiliate Transaction (A) entered into in the ordinary course of business, or (B) set forth on Schedule 7.13, that, together with all related Affiliate Transactions, have an aggregate value of not more than $5,000,000; provided, that (A) a majority of the disinterested Managers or, if none, a disinterested representative appointed by the Managers of the applicable Borrower for such purpose determine that such transactions are conducted in good faith and on terms that are no less favorable to such Borrower or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time by such Borrower or Subsidiary on an arm’s-length basis from a Person that is not an Affiliate of such Borrower or Subsidiary and (B) prior to entering into such transaction such Borrower shall have delivered to Agent a certificate from an officer of such Borrower certifying to such effect; or

(iii) any Affiliate Transaction (A) entered into in the ordinary course of business, or (B) set forth on Schedule 7.13, for which such Borrower delivers to Agent an opinion as to the fairness to such Borrower or such Subsidiary from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) Anything in Section 7.13(a) to the contrary notwithstanding, the following shall be deemed not to be Affiliate Transactions (subject to the limitations set forth in Section 7.13(c)):

(i) Permitted Investments permitted by Section 7.12 hereof,

(ii) Dividends or Distributions permitted under Section 7.10 hereof,

(iii) the nonexclusive licensing of any service mark of any Borrower to an Affiliate or Affiliates of a Borrower,

(iv) Permitted Tax Distributions in accordance with Section 7.20,

(v) any stockholders agreement in effect on the Closing Date or as amended in accordance with Section 7.7,

(vi) ownership of the Notes by any Equity Holder of Holdings or Affiliates of such Equity Holders,

(vii) Intentionally Omitted,

(viii) transactions between Loan Parties (except Holdings);

(ix) fees paid to, and indemnification agreements with, employees, managing member(s), general partner(s) managing or similar governing bodies and members of the board of directors (or similar or governing body) of Holdings and its Subsidiaries (including, without limitation, in connection with compliance with applicable gaming laws, rules, and regulations enacted by Gaming Authorities (including, without limitation, employee, board member and director expenses associated with licensure, findings of suitability, investigations and other compliance matters under such laws, rules and regulations));

(x) the Land Transfer Transaction;

(xi) the payment of compensation, severance, indemnification or employee benefit arrangements to employees, officers, and outside directors of Holdings and its Subsidiaries in the ordinary course of business and all agreements in connection therewith; and

(xii) the incurrence and repayment of Indebtedness described in clause (k) of the definition of Permitted Indebtedness.

(c) Any provision of this Agreement or any other Loan Document to the contrary notwithstanding, Borrowers shall not, and shall not permit any Subsidiary to, pay or reimburse any Person, directly or indirectly, for any matter (including any fee, charge, expense or other imposition imposed by any Gaming Authority or related to any Gaming License) that is restricted or prohibited pursuant to Section 5.6(d) of the Operating Agreement (as in effect on the Closing Date), or make any Restricted Payment in order to effectuate such payment or reimbursement.

7.14 Suspension. Suspend or go out of a substantial portion of their business.

7.15 Compensation. Increase the annual fee or per-meeting fees paid to the members of their Boards of Directors during any year by more than 15% over the prior year.

7.16 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) to pay administrative expenses of Borrowers (excluding remaining fees and expenses of Borrowers’ bankruptcy estates’ retained professionals and the ordinary course obligations of Borrowers) incurred under the Chapter 11 Cases that are then due and payable pursuant to the Plan of Reorganization, (b) to pay administrative claims, expenses and payments to holders of unsecured and senior secured Indebtedness of the Debtors in connection and in accordance with the Plan of Reorganization, (c) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (d) consistent with the terms and conditions hereof (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve), to finance the ongoing working capital and general corporate needs of Borrowers and their Subsidiaries.

7.17 Inventory and Equipment with Bailees. Store the Inventory or Equipment of Borrowers or their Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.18 Financial Covenants.

(a) Fail to maintain or achieve:

(i) Minimum EBITDA. EBITDA, measured as of the last day of each of Parent’s fiscal quarters set forth below, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$32,750,000	For the 12 month period ending December 31, 2011
$28,300,000	For the 12 month period ending March 31, 2012
$25,700,000	For the 12 month period ending June 30, 2012
$24,400,000	For the 12 month period ending September 30, 2012
$26,800,000	For the 12 month period ending December 31, 2012
$27,600,000	For the 12 month period ending March 31, 2013
$27,900,000	For the 12 month period ending June 30, 2013
$28,300,000	For the 12 month period ending September 30, 2013
$28,500,000	For the 12 month period ending December 31, 2013
$28,900,000	For the 12 month period ending March 31, 2014
$29,300,000	For the 12 month period ending June 30, 2014
$29,700,000	For the 12 month period ending September 30, 2014
$30,100,000	For the 12 month period ending December 31, 2014

(ii) Intentionally Omitted.

(b) Make:

(i) Capital Expenditures. Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2014
$15,000,000	$20,000,000	$20,000,000

The foregoing to the contrary notwithstanding, (i) Investments made pursuant to clause (p) of the definition of Permitted Investments shall not be deemed Capital Expenditures for purposes of this Section 7.18(b) and (ii) in the event Borrowers and their Subsidiaries do not expend the full amount of the Capital Expenditures permitted hereunder for any period, Borrowers and their Subsidiaries may expend 50% of the unutilized portion thereof (exclusive of any amounts carried over from any prior period) in the immediately succeeding period.

(c) Fail to maintain, at all times, Operating Liquidity of at least $30,000,000, which failure lasts for more than five (5) consecutive Business Days; provided, however, under no circumstances shall the Borrowers and their Subsidiaries, at any time, be permitted to have Operating Liquidity in an amount less than $24,000,000.

7.19 Operation of Vessels. At any time operate the Vessels outside the navigation limits of the insurance carried pursuant to the Majestic Star Ship Mortgage or Tunica Ship Mortgage, as applicable.

7.20 Permitted Tax Distributions.

(a) Notwithstanding Section 7.10, Holdings and each Borrower, at its option, may declare and pay Permitted Tax Distributions to its Equity Holders; provided, that, (i) at the time of any such Permitted Tax Distribution, the most recent audited consolidated financial statements of the Parent and its Subsidiaries provided to Agent pursuant to Section 6.3 provide that such Borrower and each such Subsidiary were treated as Flow Through Entities for the period of such financial statements and (ii) Parent or each such Borrower (as the case may be) provide to Agent a certificate from the applicable Person’s chief financial officer which sets forth the calculation of such Permitted Tax Distribution that it proposes to make, which certifies such calculation as being reasonably determined or estimated in good faith by the applicable Borrower, and which is in form and substance satisfactory to Agent.

(b) Estimated tax distributions may be made within thirty days following March 15, May 15, August 15, and November 15 based upon an estimate of the excess of (x) the tax distributions that would be payable for the period beginning on January 1 of such year and ending on March 15, May 15, August 15, and November 15 if such period were a taxable year (computed as provided above) over (y) distributions attributable to all prior periods during such taxable year. The excess of the Permitted Tax Distributions for a taxable year over the amounts previously distributed as estimated tax distributions may be distributed to Equity Holders within thirty days of the date on which Holdings has filed its federal income tax return with respect to such taxable years. To the extent that the estimated tax distributions previously paid to an Equity Holder in respect of any taxable year are greater than the Permitted Tax Distributions for such year, such excess shall be treated for all purposes of this Agreement as if distributed as an estimated tax distribution on March 15 of the next succeeding year for the purpose of determining amounts permitted to be distributed in such succeeding taxable year.

(c) The amount of the Permitted Tax Distributions shall be re-computed promptly after (i) the filing by Holdings of its annual Federal income tax return, and (ii) the appropriate Federal or state taxing authority finally determines that the amount of the items of taxable income, gain, deduction, or loss of Holdings which affected the calculation of the Permitted Tax Distributions for any year should be changed or adjusted, including the determination that Holdings or any other entity is not a Flow Through Entity (a “Tax Calculation Event”). In the event of a Tax Calculation Event, the amount by which the Permitted Tax Distributions would have been reduced had they been calculated in accordance with the Tax Calculation Event (an “Overdistribution”) shall offset the amounts permitted to be distributed on each successive date on which a Permitted Tax Distribution or estimated tax distribution is made until the entire Overdistribution is absorbed (and such amounts permitted to be distributed shall be, for purposes of this Agreement, treated as if distributed to Equity Holders and used to repay the Overdistribution). The amount of any Underdistribution shall be distributed to Equity Holders within 90 days of the date of the Tax Calculation Event.

(d) For purposes of this Section 7.20, Permitted Tax Distributions shall include, with respect to any year, any undistributed Permitted Tax Distributions for all prior years since the Closing Date.

7.21 Restrictions on Sale and Issuance of Subsidiary Stock. Sell, nor permit any Subsidiary to issue or sell, any Stock of any Subsidiary to any Person other than a Borrower or a Wholly Owned Subsidiary of such Borrower.

7.22 Membership Interests. Authorize or issue certificates evidencing the membership interests in each Borrower.

7.23 Limitation on Subsidiary Dividends. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

(a) pay dividends or make any other distributions to a Borrower or any of its Subsidiaries (i) on such Subsidiary’s capital Stock or (ii) with respect to any other interest or participation in, or measured by, such Subsidiary’s profits, or

(b) pay any Indebtedness owed to a Borrower or any of its Subsidiaries, or

(c) make loans or advances to a Borrower or any of its Subsidiaries, or

(d) transfer any of its assets to a Borrower or any of its Subsidiaries,

except, with respect to clauses (a) through (d) above, for such encumbrances or restrictions existing under or by reason of:

(i) this Agreement or the other Loan Documents;

(ii) the Senior Note Documents;

(iii) applicable law;

(iv) Intentionally Omitted,

(v) customary non-assignment and net worth provisions of any contract, lease or license entered into in the ordinary course of business;

(vi) customary restrictions on the transfer of assets subject to a Permitted Lien imposed by the holder of such Lien; and

(vii) the agreements governing Refinancing Indebtedness; provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are no more restrictive than those contained in any agreements governing the Indebtedness being refinanced.

7.24 Sale and Leaseback. Enter into any sale and leaseback transaction.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2 If any Loan Party fails or neglects to perform, keep, or observe (a) any term, provision, condition, covenant, or agreement: (i) contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.7 (Tax Returns), 6.10 (Compliance with Laws), 6.11 (Leases), and 6.12 (Existence) of this Agreement and such failure continues for a period of 5 Business Days; (ii) contained in Sections 6.1 (Accounting System), 6.6 (Maintenance of Properties), or 6.9 (Location of Inventory and Equipment), 6.13 (exclusive of clause (d) thereof) (Environmental), 6.16 (License Renewals), or 6.18 (Subsidiary Guarantees) of this Agreement and such failure continues for a period of 15 Business Days; or (b) any other term, provision, condition, covenant, or agreement contained in this Agreement or any material term, provision, condition, covenant or agreement contained in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such other Loan Documents; in each case, other than any term, provision, condition, covenant, or agreement that is the subject of another provision of this Section 8, in which event such other provision of this Section 8 shall govern); provided, that, during any period of time that any such failure or neglect of any Loan Party referred to in this Section 8.2 exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Lenders shall not be required to make Advances (or otherwise extend credit) hereunder;

8.3 If any material portion of any Borrower’s or any Subsidiary of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4 If an Insolvency Proceeding is commenced by any Loan Party or any Subsidiary of a Borrower;

8.5 If an Insolvency Proceeding is commenced against any Loan Party or any Subsidiary of a Borrower, and any of the following events occur: (a) the applicable Loan Party or Subsidiary consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, each member of the Lender Group shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of any Loan Party or any Subsidiary of a Borrower, or (e) an order for relief shall have been entered therein;

8.6 If any Borrower or any Subsidiary of a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien, levy, or assessment is filed of record with respect to any Loan Party’s or any Subsidiary of a Borrower’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Loan Party’s or any Subsidiary of a Borrower’s assets and the same is not paid before such payment is delinquent;

8.8 If a final non-appealable judgment or judgments for the payment of money (other than judgments as to which a reputable insurance company has accepted full liability) is or are entered by a court of competent jurisdiction against any Loan Party, or any of their Subsidiaries, and such judgment or judgments remain undischarged, unbonded, or unstayed for a period of 60 days after entry; provided, that the aggregate amount of all such judgments exceeds $5,000,000;

8.9 If there is a default in one or more agreements to which any Loan Party or any of its Subsidiaries is a party relative to Indebtedness of such Loan Party or Subsidiary involving an aggregate amount of $5,000,000 or more to which any Loan Party, or any of its Subsidiaries, is a party with one or more third Persons, and, in either case, such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s, or any Subsidiary’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein;

8.10 If any Loan Party or any Subsidiary of a Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

8.11 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing by any Loan Party to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except, that, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) or contains any material misstatement or misrepresentation as of the date of issuance or making or deemed making thereof;

8.12 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor thereunder;

8.13 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.14 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party or any Subsidiary of a Borrower, or a proceeding shall be commenced by any Loan Party or any Subsidiary of a Borrower, or by any Governmental Authority having jurisdiction over any Loan Party or any Subsidiary of a Borrower, seeking to establish the invalidity or unenforceability thereof, or any Loan Party or any Subsidiary of a Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document;

8.15 If there is an “Event of Default” under, and as defined in, the Indenture;

8.16 If any Loan Party, or any of its Subsidiaries, fails to keep in full force and effect, suffers the termination, revocation, forfeiture, nonrenewal or suspension of, or suffers a material adverse amendment to, any Gaming License, franchise, registration, qualification, finding of suitability or other approval or authorization required to enable such Guarantor Loan Party, or any such Subsidiary, to own, operate, or otherwise conduct or manage their businesses, including the riverboat, dockside or land based gaming activities of the Loan Parties and any other location where the Loan Parties conduct such business (other than with respect to the denial of final gaming approval to BCG, so long as the Loan Parties comply with the sale provisions of Section 6.5 upon the occurrence of such event and act in accordance with all applicable laws);

8.17 If any Governmental Authority terminates, suspends, amends, revokes, repeals or fails to renew any law, license, franchise, registration, qualification, finding of suitability or other approval or authorization required to enable any Loan Party, or any of their Subsidiaries, to own, operate, or otherwise conduct or manage their businesses, including the riverboat, dockside or land-based gaming activities and any other location where the Loan Parties conduct such business (other than with respect to the denial of final gaming approval to BCG, so long as the Loan Parties comply with the sale provisions of Section 6.5 upon the occurrence of such event and act in accordance with all applicable laws); or

8.18 If there is a Material Adverse Change.

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower) do any one or more of the following on behalf of the Lender Group, subject to the provisions of the last paragraph of this Section 9.1, all of which are authorized by Borrowers:

(a) Declare all Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations;

(d) Settle or adjust disputes and claims directly with Borrowers’ Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit the Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e) Intentionally Omitted;

(f) Without notice to or demand upon any Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens in and to the Collateral and to pay all expenses incurred in connection therewith and to charge Borrowers’ Loan Account therefor. With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group, or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Borrower Collateral. Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Borrower Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral (with respect to trademarks, subject to reasonable quality control as may be required under the UCC with respect to the requirement that actions of a secured party must be taken in a commercially reasonable manner in connection with the disposition of collateral) and such Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Borrower Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable. It is not necessary that the Borrower Collateral be present at any such sale;

(k) Agent shall give notice of the disposition of the Borrower Collateral as follows:

(i) Agent shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Borrower Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Borrower Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Borrower Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(n) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Revolver Commitments shall automatically terminate and the Obligations (other than Bank Product Obligations) then outstanding, together with all accrued and unpaid interest thereon, and all fees and all other amounts due under this Agreement and the other Loan Documents (other than Bank Product Agreements), shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

(o) Borrowers, and each of their Subsidiaries, agree that, upon the occurrence of and during the continuance of an Event of Default and at Agent’s request, Borrowers will, and will cause each of their Subsidiaries to (and, by its execution and delivery of a Guaranty or a joinder thereto, each of Borrowers’ Subsidiaries agrees to), immediately file such applications for approval and shall take all other and further actions required by Agent to obtain such approvals or consents of regulatory authorities as are necessary to transfer ownership and control to Agent, of the Gaming Licenses held by it, or its interest in any Person holding any such Gaming License. To enforce the provisions of this Section 9.1(o), Agent is empowered to request the appointment of a receiver from any court of competent jurisdiction. Such receiver shall be instructed to seek from the applicable Gaming Authority an involuntary transfer of control of any Gaming License for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. Borrowers hereby agree to authorize, and to cause each of their Subsidiaries to authorize (and, by its execution and delivery of a Guaranty or a joinder thereto, each Subsidiary of Parent and Borrowers agrees to authorize) such an involuntary transfer of control upon the request of the receiver so appointed and, if Borrowers or any such Subsidiary shall refuse to authorize the transfer, its approval may be required by the court. Upon the occurrence and continuance of an Event of Default, Borrowers shall further use, and shall cause their Subsidiaries to use, their reasonable best efforts to assist in obtaining approval of the applicable Gaming Authority, if required, for any action or transactions contemplated by this Agreement or the Loan Documents, including, preparation, execution, and filing with the applicable Gaming Authority of the assignor’s or transferor’s portion of any application or applications for consent to the assignment of any Gaming License or transfer of control necessary or appropriate under the applicable Gaming Authority’s rules and regulations for approval of the transfer or assignment of any portion of the Collateral, together with any Gaming License or other authorization. Borrowers acknowledge that the assignment or transfer of Gaming Licenses is integral to Agent’s realization of the value of the Collateral, that there is no adequate remedy at law for failure by Borrowers to comply with the provisions of this Section 9.1(o) and that such failure would not be adequately compensable in damages, and therefore agree that the agreements contained in this Section 9.1(o) may be specifically enforced.

All rights, remedies, and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provision of the applicable gaming laws, rules, and regulations enacted by the applicable Gaming Authority (the “Applicable Gaming Laws”) or the Liquor Laws and all provisions of this Agreement are intended to be subject to all applicable mandatory provisions of the Applicable Gaming Laws and Liquor Laws and to be limited solely to the extent necessary to not render the provisions of this Agreement invalid or unenforceable, in whole or in part. Agent will timely apply for and receive all required approvals of the applicable Gaming Authority for possession, sale, or other disposition of gaming Equipment regulated by Applicable Gaming Laws (including any such sale or disposition of gaming Equipment consisting of slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, and all other “gaming devices” (as such term or words of like import referring thereto are defined in the Applicable Gaming Laws), and “associated equipment” (as such term or words of like import referring thereto are defined in the Applicable Gaming Laws)) and of the Liquor Authorities under Liquor Laws for the sale of liquor and other alcoholic beverages.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The

Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.	WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, Chattel Paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2 The Lender Group’s Liability for Borrower Collateral. Each Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations under the Code, neither Agent nor any Lender shall in any way or manner be liable or responsible for: (i) the safekeeping of the Borrower Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Borrower Collateral shall be borne by Borrowers.

11.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages other than lawsuits between Lenders, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party, or any of its Subsidiaries, or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Borrower, or any of their Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative
Borrower:	THE MAJESTIC STAR CASINO, LLC
301 Fremont Street, 12th Floor Las Vegas, NV 89101 Attention: Chief Financial Officer Facsimile No.: (702) 382-5562

If to Agent:	WELLS FARGO CAPITAL FINANCE, INC.
One Boston Place, 18th Floor Boston, Massachusetts 02108 Attn: Business Finance Manager Fax No. 617-523-1697

with copies to:	PAUL HASTINGS LLP
600 Peachtree Street, N.E., Suite 2400 Atlanta, Georgia 30308 Attention: Jesse H. Austin, III, Esq. Telecopier No.: (404) 815-2424 Email: jessaustin@paulhastings.com

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Borrower Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Borrower Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR

THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY BORROWER COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH BORROWER COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS AND THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1 Assignments and Participations.

(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Revolver Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such

Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 14.1(b), (iii) such forms, certificates or documents required to be delivered by such Assignee pursuant to Sections 16.11(c) and (d) and (v) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 17.8 of this Agreement or deprive any assigning Lender of any rights under Section 11.3 hereof.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (excluding any Loan Party or any Affiliate of a Loan Party) (a “Participant”) participating interests in its Obligations, the Revolver Commitments, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Borrowers and their Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitments of, and principal amounts (and stated interest) of the Obligations owing to, each Lender pursuant to the terms of the Loan Documents from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(i) Each Lender that sells a participation, acting solely for this purpose as an agent of Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15.	AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(a) increase the amount of or extend the expiration date of any Revolver Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Revolver Commitments or Advances that is required to take any action hereunder,

(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(f) other than as permitted by Section 16.12, release the Agent’s Lien in and to any of the Collateral,

(g) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens,

(i) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof and the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,

(j) change the definition of “EBITDA”, “Maximum Credit Amount”, or “Revolver Commitment” (or any of the definitions used therein), or change Section 2.1(b);

(k) amend, modify, or eliminate any of the provisions of Section 2.2(b) or Section 2.4(b)(i) or (ii);

(l) amend, modify, or eliminate the definition of Eligible Transferee or any of the provisions of Sections 14.1(a) or 14.1(e) to permit a Loan Party, or Affiliate thereof to be permitted to become an Assignee or Participant; or

(m) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document (including, without limitation, any of the terms or provisions of, the Fee Letter). The foregoing notwithstanding, (i) any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 15.1(a) through (c) that directly affects such Defaulting Lender. Notwithstanding anything to the contrary contained in the foregoing, Agent and Borrowers shall be permitted to effect amendments and enter into agreements supplemental to this Agreement and any other Loan Document for the purpose of curing any defect, inconsistency, error, omission or ambiguity in this Agreement or any other Loan Document to which Agent or is a party or to effect administrative changes, in each case, that are not adverse to any Lender; provided, however, that any such amendment or supplement shall only become effective if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

15.2 Replacement of Holdout Lenders and Affected Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation or increased costs under Section 2.13(d), 2.14 or 16.11, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (an “Affected Lender”) with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender or Affected Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Affected Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Nothing contained in this Section 15.2 shall require any Lender to become, or agree to become, a Replacement Lender.

(b) Prior to the effective date of such replacement, the Holdout Lender or Affected Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Affected Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due and payable, or accrued, in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit). If the Holdout Lender or Affected Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Affected Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Affected Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Affected Lender, as applicable, shall be made in accordance with the terms of Section 14.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender or Affected Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Affected Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Affected Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.	AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFCF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 (other than the proviso to Section 16.11(a)) are solely for the benefit of Agent, and the Lenders, and Borrowers and their Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or any Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their

Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender (or Bank Product Provider) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and Bank Product Providers.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender (and Bank Product Provider) represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender (and Bank Product Provider) also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or any Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders or Bank Product Providers. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify and defend upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers). If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, to cause the Underlying Issuer to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents and such Lender shall not be under any obligation to provide such information to the other Lenders. With respect to the Swing Loans and Agent Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

16.11 Withholding Taxes.

(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16.11(a). If any such Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers or other evidence of such payment reasonably satisfactory to Agent.

(b) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) two properly completed and executed original copies of IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed original copies of IRS Form W-8BEN;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed original copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);

(v) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender or Participant has complied with such Lender’s or Participant’s obligations under FATCA;

(vi) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or

(vii) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine that no, or a reduced rate of, withholding or deduction apply.

Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a payment made to a Lender or Participant under any note or other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender or Participant were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender or such Participant shall deliver to the Administrative Borrower and Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Administrative Borrower or Agent as may be necessary for the Administrative Borrower or Agent to comply with its obligations under FATCA, to determine that such Lender or Participant has complied with such Lender’s or such Participant’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16.11(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.11(c) or 16.11(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.11(c) or 16.11(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16.11 with respect to its participation in any portion of the Revolver Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16.11 with respect thereto.

(g) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.11(c) or (d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(h) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, the Lender granting the participation only) under this Section 16.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(i) If Agent, a Lender or a Participant determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16.11, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16.11 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent, such Lender or such Participant and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent, such Lender or such Participant, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or a Lender hereunder) to Agent, such Lender or such Participant in the event Agent, such Lender or such Participant is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.11 shall not be construed to require Agent, any Lender or any Participant to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) that Agent and the Lenders have agreed to release pursuant to the provisions of this Agreement or any definition contained herein, (iv) constituting property in which no Borrower or its Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, (v) constituting property leased to a Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement and (vi) constituting the Excess Land transferred to the Liquidating Trust pursuant to the Land Transfer Transaction. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Upon request by Agent or Administrative Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Purchase Money Indebtedness permitted hereunder.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a

Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the Books, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.8, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolver Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Paul Hastings LLP (“Paul Hastings”) only has represented and only shall represent WFCF in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Paul Hastings does not represent it in connection with any such matters.

17.	GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 15.1.

17.6 Counterparts; Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Loan Party or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Holdings and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be requested by regulatory authorities so long as, to the extent practical, such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee or prospective pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document and (xi) in connection with Confidential Information otherwise made available to a Lender Group Representative by a third party that is not known by such Lender Group Representative to be sharing such Confidential Information in violation of the rights of the Borrowers.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services, and (ii) use the name, logos, and other insignia of any Loan Party and the Revolver Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent.

17.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.10 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.11 Reaffirmation and Waiver of Defaults and Events of Default under the Existing Loan Agreement.

(a) This Agreement constitutes an amendment and restatement of the Existing Loan Agreement. Each of the parties hereto acknowledges and agrees that the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the obligations of Borrowers under the Existing Loan Agreement. Each of the parties hereto further acknowledges and agrees that this Agreement supersedes and replaces the Existing Loan Agreement but does not extinguish the obligations thereunder and that by entering into and performing its obligations hereunder, this transaction shall not constitute a novation. Each of the parties hereto further acknowledges and agrees that the security interests granted to Agent for the benefit of itself and the parties entitled to the benefits of Existing Loan Agreement (including Agent and each Lender party to the Existing Loan Agreement, and their respective successors and assigns) shall remain outstanding and in full force and effect in accordance with the terms hereof and the other Loan Documents and shall continue to secure the Obligations without interruption or impairment of any kind and all such security interests are hereby ratified, confirmed and continued.

(b) Each of the parties hereto further acknowledges and agrees that to the extent there exists any “Default” or “Event of Default” (each as defined in the Existing Loan Agreement) immediately prior to the amendment and restatement of the Existing Loan Agreement in the form of this Agreement any such “Default” or “Event of Default” (each as defined in the Existing Loan Agreement) is permanently waived and shall cease to be in effect and shall not constitute a Default or Event of Default.

17.12 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.13 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.14 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolver Commitments have not expired or terminated.

17.15 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

THE MAJESTIC STAR CASINO, LLC,
an Indiana limited liability company

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

BARDEN MISSISSIPPI GAMING, LLC,
a Mississippi limited liability company

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

BARDEN COLORADO GAMING, LLC,
a Colorado limited liability company

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

THE MAJESTIC STAR CASINO II, LLC,
a Delaware limited liability company

By:	/s/ Jon Bennett
	Name:	Jon Bennett
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

WELLS FARGO CAPITAL FINANCE, INC., as Agent and as a Lender

By:	/s/ Peter G. Schuebler
	Name:	Peter G. Schuebler
	Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender

By:	/s/ Kirk E. Sonnefeld
	Name:	Kirk E. Sonnefeld
	Title:	Duly Authorized Signatory

ALLIED IRISH BANKS plc., as a Lender

By:	/s/ Joseph Augustini
	Name:	Joseph Augustini
	Title:	Senior Vice President

By:	/s/ David Smith
	Name:	David Smith
	Title:	Vice President

CANPARTNERS INVESTMENTS IV, LLC, as a Lender

By:	/s/ Jonathan M. Kaplan
	Name:	Jonathan M. Kaplan
	Title:	Authorized Signatory

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND CONSTRUCTION.		3
	1.1	Definitions	3
	1.2	Accounting Terms	46
	1.3	Code	46
	1.4	Construction	46
	1.5	Schedules and Exhibits; Preamble and Recitals	47
	1.6	Indenture	47

2.	LOAN AND TERMS OF PAYMENT.		47
	2.1	Revolver Advances	47
	2.2	Mandatory Prepayments	48
	2.3	Borrowing Procedures and Settlements	50
	2.4	Payments	57
	2.5	Overadvances	61
	2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	61
	2.7	Intentionally Omitted	62
	2.8	Crediting Payments	62
	2.9	Designated Account	62
	2.10	Maintenance of Loan Account; Statements of Obligations	63
	2.11	Fees	63
	2.12	Letters of Credit	64
	2.13	LIBOR Option	67
	2.14	Capital Requirements	70
	2.15	Joint and Several Liability of Borrowers	71

3.	CONDITIONS; TERM OF AGREEMENT.		73
	3.1	Conditions Precedent to Effectiveness	73
	3.2	Conditions Subsequent to Effectiveness	79
	3.3	Conditions Precedent to all Extensions of Credit	80
	3.4	Term	81
	3.5	Effect of Termination	81
	3.6	Early Termination by Borrowers	82

4.	CREATION OF SECURITY INTEREST.		82
	4.1	Grant of Security Interest	82
	4.2	Negotiable Collateral	83
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	83
	4.4	Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required	84
	4.5	Power of Attorney	85
	4.6	Right to Inspect	86
	4.7	Control Agreements	86

5.	REPRESENTATIONS AND WARRANTIES.		87
	5.1	No Encumbrances	87
	5.2	Intentionally Omitted	87
	5.3	Intentionally Omitted	87
	5.4	Equipment	87
	5.5	Locations of Inventory and Equipment	87
	5.6	Inventory Records	87
	5.7	State of Incorporation; Location of Chief Executive Office; FEIN; Organizational ID Number; Commercial Tort Claims	87
	5.8	Due Organization and Qualification; Subsidiaries	88
	5.9	Due Authorization; No Conflict	88
	5.10	Litigation	91
	5.11	No Material Adverse Change	91
	5.12	Fraudulent Transfer	91
	5.13	Employee Benefits	91
	5.14	Environmental Condition	91
	5.15	Brokerage Fees	92
	5.16	Intellectual Property	92
	5.17	Leases	92
	5.18	DDAs	92
	5.19	Complete Disclosure	92
	5.20	Indebtedness	93
	5.21	Licenses and Permits	93
	5.22	Intentionally Omitted	93
	5.23	Holdings	93
	5.24	Patriot Act	94
	5.25	Payment of Taxes	94
	5.26	Margin Stoc	94
	5.27	Governmental Regulation	94
	5.28	OFAC	95
	5.29	Employee and Labor Matters	95

6.	AFFIRMATIVE COVENANTS.		95
	6.1	Accounting System	95
	6.2	Collateral Reporting	96
	6.3	Financial Statements, Reports, Certificates	96
	6.4	Cash Management	99
	6.5	Sale of BCG	100
	6.6	Maintenance of Properties	100
	6.7	Taxes	100
	6.8	Insurance	101
	6.9	Location of Inventory and Equipment	102
	6.10	Compliance with Laws	102

	6.11	Leases	102
	6.12	Existence	103
	6.13	Environmental	103
	6.14	Disclosure Updates	103
	6.15	Governmental Authorization	103
	6.16	License Renewals	104
	6.17	Licenses and Permits	104
	6.18	Subsidiary Guarantees	104

7.	NEGATIVE COVENANTS.		104
	7.1	Indebtedness	104
	7.2	Liens	105
	7.3	Restrictions on Fundamental Changes	105
	7.4	Ownership and Disposal of Assets	105
	7.5	Change Name	106
	7.6	Nature of Business	106
	7.7	Prepayments and Amendments	107
	7.8	Change of Control	107
	7.9	Consignments	108
	7.10	Distributions	108
	7.11	Accounting Methods	108
	7.12	Investments	109
	7.13	Transactions with Affiliates	109
	7.14	Suspension	111
	7.15	Compensation	111
	7.16	Use of Proceeds	111
	7.17	Inventory and Equipment with Bailees	111
	7.18	Financial Covenants	112
	7.19	Operation of Vessels	113
	7.20	Permitted Tax Distributions	113
	7.21	Restrictions on Sale and Issuance of Subsidiary Stock	114
	7.22	Membership Interests	114
	7.23	Limitation on Subsidiary Dividends	114
	7.24	Sale and Leaseback	115

8.	EVENTS OF DEFAULT.		115

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES.		118
	9.1	Rights and Remedies	118
	9.2	Remedies Cumulative	121

10.	TAXES AND EXPENSES.		122

11.	WAIVERS; INDEMNIFICATION.		122
	11.1	Demand; Protest; etc.	122

	11.2	The Lender Group’s Liability for Borrower Collateral	122
	11.3	Indemnification	122

12.	NOTICES.		123

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		124

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.		125
	14.1	Assignments and Participations	125
	14.2	Successors	129

15.	AMENDMENTS; WAIVERS.		129
	15.1	Amendments and Waivers	129
	15.2	Replacement of Holdout Lenders and Affected Lenders	130
	15.3	No Waivers; Cumulative Remedies	131

16.	AGENT; THE LENDER GROUP.		132
	16.1	Appointment and Authorization of Agent	132
	16.2	Delegation of Duties	133
	16.3	Liability of Agent	133
	16.4	Reliance by Agent	133
	16.5	Notice of Default or Event of Default	134
	16.6	Credit Decision	134
	16.7	Costs and Expenses; Indemnification	135
	16.8	Agent in Individual Capacity	135
	16.9	Successor Agent	136
	16.10	Lender in Individual Capacity	136
	16.11	Withholding Taxes	137
	16.12	Collateral Matters	141
	16.13	Restrictions on Actions by Lenders; Sharing of Payments	142
	16.14	Agency for Perfection	142
	16.15	Payments by Agent to the Lenders	143
	16.16	Concerning the Collateral and Related Loan Documents	143
	16.17	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	143
	16.18	Several Obligations; No Liability	144
	16.19	Legal Representation of Agent	145

17.	GENERAL PROVISIONS.		145
	17.1	Effectiveness	145
	17.2	Section Headings	145
	17.3	Interpretation	145
	17.4	Severability of Provisions	145
	17.5	Amendments in Writing	145
	17.6	Counterparts; Execution	145
	17.7	Revival and Reinstatement of Obligations	145

17.8	Confidentiality	146
17.9	Integration	147
17.10	Parent as Agent for Borrowers	147
17.11	Reaffirmation and Waiver of Defaults and Events of Default under the Existing Loan Agreement	148
17.12	Bank Product Providers	149
17.13	Debtor-Creditor Relationship	149
17.14	Survival	150
17.15	Patriot Act	150

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Revolver Commitments as of the Closing Date
Schedule D-1	Designated Account
Schedule E-1	Deemed EBITDA
Schedule E-2	Excluded Deposit Accounts
Schedule E-3	Legacy Deposit Accounts
Schedule H-1	Permitted Holders
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Indebtedness arising from the Plan of Reorganization
Schedule R-1	Real Property Collateral
Schedule R-2	Excess Land
Schedule T-1	Land Transfer Transaction
Schedule 5.5	Locations of Inventory and Equipment
Schedule 5.7(a)	States of Organization
Schedule 5.7(b)	Chief Executive Offices
Schedule 5.7(c)	FEINS
Schedule 5.7(d)	Commercial Tort Claims
Schedule 5.8(b)	Capitalization of Borrowers
Schedule 5.8(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 5.10	Litigation
Schedule 5.14	Environmental Matters
Schedule 5.15	Brokerage Fees
Schedule 5.16	Intellectual Property
Schedule 5.18	Deposit Accounts and Securities Accounts
Schedule 5.20	Permitted Indebtedness
Schedule 5.21	Licenses and Permits
Schedule 7.13	Permitted Affiliate Transactions

Schedule C-1

Revolver Commitments as of the Closing Date

Lender	Revolver Commitment
Wells Fargo Capital Finance, Inc.	$29,000,000
General Electric Capital Corporation	$10,875,000
Allied Irish Banks plc	$10,875,000
Canpartners Investments IV, LLC	$7,250,000

All Lenders	$58,000,000